EXHIBIT 4.3

EXECUTION COPY

NEFF RENTAL LLC

and

NEFF FINANCE CORP.,
as Issuers

the GUARANTORS named herein,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

AMENDED AND RESTATED INDENTURE

Dated as of June 3, 2005
and Amended and Restated
as of July 8, 2005

13% Senior Subordinated Notes due 2013

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Indenture Section

310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.03; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.05
	(b)	12.03
	(c)	12.03
313	(a)	7.06
	(b)(2)	7.06; 7.07
	(c)	7.06; 12.02
	(d)	7.06
314	(a)	4.03; 12.05
	(c)(1)	12.04
	(c)(2)	12.04
	(c)(3)	N.A.
	(e)	12.05
	(f)	N.A.
315	(a)	7.01(b)
	(b)	7.05; 12.02
	(c)	7.01(a)
	(d)	7.01
	(e)	6.11
316	(a)(last sentence)	2.09
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
	(c)	2.12
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
318	(a)	12.01
	(b)	N.A.
	(c)	12.01

N.A. means not applicable.

*      This Cross-Reference Table is not part of the Indenture.

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.	Definitions
SECTION 1.02.	Other Definitions
SECTION 1.03.	Trust Indenture Act Definitions
SECTION 1.04.	Rules of Construction

ARTICLE 2

THE NOTES

SECTION 2.01.	Form and Dating
SECTION 2.02.	Execution and Authentication
SECTION 2.03.	Registrar and Paying Agent
SECTION 2.04.	Paying Agent to Hold Money in Trust
SECTION 2.05.	Holder Lists
SECTION 2.06.	Transfer and Exchange
SECTION 2.07.	Replacement Notes
SECTION 2.08.	Outstanding Notes
SECTION 2.09.	Treasury Notes
SECTION 2.10.	Temporary Notes
SECTION 2.11.	Cancellation
SECTION 2.12.	Defaulted Interest
SECTION 2.13.	CUSIP Numbers

ARTICLE 3

REDEMPTION AND PREPAYMENT

SECTION 3.01.	Notices to Trustee
SECTION 3.02.	Selection of Notes to Be Redeemed
SECTION 3.03.	Notice of Redemption
SECTION 3.04.	Effect of Notice of Redemption
SECTION 3.05.	Deposit of Redemption Price
SECTION 3.06.	Notes Redeemed in Part
SECTION 3.07.	Optional Redemption
SECTION 3.08.	Mandatory Redemption
SECTION 3.09.	Offer to Purchase by Application of Net Proceeds Offer Amount

ARTICLE 4

COVENANTS

SECTION 4.01.	Payment of Notes
SECTION 4.02.	Maintenance of Office or Agency

i

SECTION 4.03.	Reports to Holders
SECTION 4.04.	Compliance Certificate
SECTION 4.05.	Payment of Taxes and Other Claims
SECTION 4.06.	Stay, Extension and Usury Laws
SECTION 4.07.	Limitation on Restricted Payments
SECTION 4.08.	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
SECTION 4.09.	Limitation on Incurrence of Additional Indebtedness
SECTION 4.10.	Limitation on Asset Sales
SECTION 4.11.	Limitation on Transactions with Affiliates
SECTION 4.12.	Limitation on Liens
SECTION 4.13.	Conduct of Business
SECTION 4.14.	Corporate Existence
SECTION 4.15.	Offer to Repurchase upon Change of Control
SECTION 4.16.	No Senior Subordinated Debt
SECTION 4.17.	Future Guarantees by Subsidiaries
SECTION 4.18.	Limitation on Sale and Leaseback Transactions

ARTICLE 5

SUCCESSORS

SECTION 5.01.	Merger, Consolidation and Sale of Assets
SECTION 5.02.	Successor Corporation Substituted

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01.	Events of Default
SECTION 6.02.	Acceleration
SECTION 6.03.	Other Remedies
SECTION 6.04.	Waiver of Past Defaults
SECTION 6.05.	Control by Majority
SECTION 6.06.	Limitation on Suits
SECTION 6.07.	Rights of Holders of Notes to Receive Payment
SECTION 6.08.	Collection Suit by Trustee
SECTION 6.09.	Trustee May File Proofs of Claim
SECTION 6.10.	Priorities
SECTION 6.11.	Undertaking for Costs
SECTION 6.12.	Restoration of Rights and Remedies

ARTICLE 7

TRUSTEE

SECTION 7.01.	General
SECTION 7.02.	Certain Rights of Trustee
SECTION 7.03.	Individual Rights of Trustee
SECTION 7.04.	Trustee’s Disclaimer

SECTION 7.05.	Notice of Defaults
SECTION 7.06.	Reports by Trustee to Holders of the Notes
SECTION 7.07.	Compensation and Indemnity
SECTION 7.08.	Replacement of Trustee
SECTION 7.09.	Successor Trustee by Merger, etc.
SECTION 7.10.	Eligibility; Disqualification
SECTION 7.11.	Preferential Collection of Claims Against Issuers

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.	Option to Effect Legal Defeasance or Covenant Defeasance
SECTION 8.02.	Legal Defeasance and Discharge
SECTION 8.03.	Covenant Defeasance
SECTION 8.04.	Conditions to Legal or Covenant Defeasance
SECTION 8.05.	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions
SECTION 8.06.	Satisfaction and Discharge
SECTION 8.07.	Repayment to Issuers
SECTION 8.08.	Reinstatement
SECTION 8.09.	Survival

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.	Without Consent of Holders of Notes
SECTION 9.02.	With Consent of Holders of Notes
SECTION 9.03.	Compliance with Trust Indenture Act
SECTION 9.04.	Revocation and Effect of Consents
SECTION 9.05.	Notation on or Exchange of Notes
SECTION 9.06.	Trustee to Sign Amendments, etc.
SECTION 9.07.	Payment for Consent

ARTICLE 10

SUBORDINATION

SECTION 10.01.	Agreement to Subordinate
SECTION 10.02.	Liquidation; Dissolution; Bankruptcy
SECTION 10.03.	Default on Designated Senior Debt
SECTION 10.04.	Acceleration of Notes
SECTION 10.05.	When Distribution Must Be Paid Over
SECTION 10.06.	Notice by Issuers
SECTION 10.07.	Subrogation
SECTION 10.08.	Relative Rights
SECTION 10.09.	Subordination May Not Be Impaired by Issuers
SECTION 10.10.	Distribution or Notice to Representative
SECTION 10.11.	Rights of Trustee and Paying Agent

SECTION 10.12.	Authorization to Effect Subordination
SECTION 10.13.	Amendments

ARTICLE 11

GUARANTEES

SECTION 11.01.	Guarantee
SECTION 11.02.	Subordination of Guarantee
SECTION 11.03.	Limitation on Guarantor Liability
SECTION 11.04.	Execution and Delivery of Guarantee
SECTION 11.05.	Guarantors May Consolidate, etc., on Certain Terms
SECTION 11.06.	Releases Following Certain Events

ARTICLE 12

MISCELLANEOUS

SECTION 12.01.	Trust Indenture Act Controls
SECTION 12.02.	Notices
SECTION 12.03.	Communication by Holders of Notes with Other Holders of Notes
SECTION 12.04.	Certificate and Opinion as to Conditions Precedent
SECTION 12.05.	Statements Required in Certificate or Opinion
SECTION 12.06.	Rules by Trustee and Agents
SECTION 12.07.	No Personal Liability of Directors, Officers, Employees, Stockholders and Members
SECTION 12.08.	Governing Law
SECTION 12.09.	No Adverse Interpretation of Other Agreements
SECTION 12.10.	Successors
SECTION 12.11.	Severability
SECTION 12.12.	Counterpart Originals
SECTION 12.13.	Table of Contents, Headings, etc.
SECTION 12.14.	Indenture Controls

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF GUARANTEE NOTATION
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE, dated as of June 3, 2005, and amended and restated as of July 8, 2005, among Neff Rental LLC., a Delaware limited liability company (the “Company”), Neff Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”) the Guarantors (as defined herein) and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, Neff Corp. (the “Parent”), the Guarantors and the Trustee are parties to an Indenture dated as of June 3, 2005 (the “Existing Indenture”);

WHEREAS, the Parent, the Issuers, the Guarantors and the Trustee desire to amend and restate the Existing Indenture in its entirety; and

WHEREAS, the consent of the Parent and the holders holding a majority in aggregate principal amount of the notes issued under the Existing Indenture to such amendment and restatement has been received;

NOW THEREFORE, the Issuers, the Guarantors and the Trustee agree to amend and restate the Existing Indenture in its entirety as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.                                              Definitions.

“Acquired Indebtedness” means (1) Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation, and (2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after June 15, 2007 yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 50 basis points.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.  Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on June 15, 2007 (such redemption price being described in Section 3.07(a) exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through June 15, 2007 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person, other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1)                                  any Capital Stock of any Restricted Subsidiary of the Company, or

(2)                                  any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that Asset Sales shall not include:

(a)                                  a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2.5 million;

(b)                                 the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of an Issuer as permitted under Section 5.01 or any disposition that constitutes a Change of Control;

(c)                                  the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(d)                                 disposals or replacements of damaged, worn-out, surplus or obsolete equipment (including resale of rental equipment from the rental fleet), inventory or other assets in the ordinary course of business;

(e)                                  the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of the Company of assets or property to one or more Restricted Subsidiaries of the Company in connection with Investments permitted under Section 4.07 or pursuant to any Permitted Investment;

(f)                                    sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of Qualified Securitization Transaction to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (f), Securitization Notes shall be deemed to be cash);

(g)                                 dispositions in the ordinary course of business (including sales, leases or rentals of rental fleet and equipment in the ordinary course of business);

(h)                                 foreclosures on assets;

(i)                                     for purposes of Section 4.10 only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 4.07;

(j)                                     the sale of equipment to the extent that such equipment is exchanged for credit that is reasonably promptly applied against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of similar replacement equipment; provided that the Company or such Restricted Subsidiary receives fair market value for the equipment sold or exchanged under this clause (j);

(k)                                  in the ordinary course of business, the license of patents, trademarks, copyrights and know-how to third Persons;

(l)                                     the sale, transfer or other disposition of cash or Cash Equivalents;

(m)                               the lease or sublease of any property either (i) in the ordinary course of business and not interfering in any material respect with the business of the Company and its Restricted Subsidiaries, taken as a whole, or (ii) with respect to facilities that are temporarily not in use or pending their disposal and having a duration of not greater than 24 months; and

(n)                                 a transfer of assets or Capital Stock between or among the Company and its Restricted Subsidiaries.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually)

of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign bankruptcy, insolvency, receivership or similar law for the relief of debtors.

“Board of Directors” means, as to any Person, (1) if such Person is a corporation, the board of directors of such Person or any duly authorized committee thereof and (2) if such Person is a limited liability company, the managing member or members or any controlling committee of managing members thereof or the Board of Directors of any managing member that is a corporation.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Bridge Facility” means the second lien senior secured bridge loan agreement dated as of the Issue Date among Parent, Neff Rental as Guarantor and Credit Suisse, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case, as amended, restated, supplemented, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time whether by the same or any other lender or group of lenders and whether by the same agent or a different agent.

“Business Day” means any day that is not a Legal Holiday.

“Capital Stock” means:

(1)                                  with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person or options to purchase the same; and

(2)                                  with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP.  For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)                                  United States dollars and cash deposit accounts;

(2)                                  marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(3)                                  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(4)                                  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(5)                                  certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(6)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (5) above;

(7)                                  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above; and

(8)                                  in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1), (2), (3), (5), (6) and (7) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)                                  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than to the Permitted Holders or their Related Parties or any Permitted Group;

(2)                                  the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture);

(3)                                  any Person or Group (other than the Permitted Holders or their Related Parties or any Permitted Group) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company;

(4)                                  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5)                                  the failure at any time by the Company to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Capital Stock of Neff Rental (except to the extent Neff Rental is merged with or into the Company in accordance with the terms of this Indenture).

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means Neff Rental LLC, a Delaware limited liability company, and its successors.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the redemption date to June 15, 2007, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 15, 2007.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated EBITDA” means, with respect to any Person, for any period, an amount equal to such Person’s Consolidated Net Income for such period increased (to the extent deducted in computing such Consolidated Net Income) by (without duplication):

(1)                                  all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(2)                                  Consolidated Fixed Charges;

(3)                                  Consolidated Noncash Charges less any noncash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business);

(4)                                  any cash charges resulting from the Transactions that, in each case, are incurred prior to the six month anniversary of the Issue Date;

(5)                                  any non-capitalized transactions costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Transactions;

(6)                                  actual expenses incurred in such period related to rental equipment operating leases that expired or were terminated during such period to the extent that the Company or any of its Restricted Subsidiaries acquired owned equipment with an aggregate original equipment cost equal to or greater than the aggregate original equipment cost of the equipment leased pursuant to such operating lease substantially concurrently with the expiration or termination of such operating lease;

(7)                                  all extraordinary, unusual or nonrecurring charges, gains and losses (including, without limitation, all restructuring costs, litigation settlements or losses and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock) and the related tax effects according to GAAP; and

(8)                                  any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four-Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to (y) Consolidated Fixed Charges of such Person for the Four-Quarter Period.  In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)                                  the incurrence or repayment of any Indebtedness or the issuance of any Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

(2)                                  Asset Sales (without regard to the $2.5 million limitation set forth in the definition thereof) or Asset Acquisitions, including, without limitation:

(A)                              any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and

(B)                                any Consolidated EBITDA (including in any such pro forma calculation expense and cost reductions (in each case net of associated expenses) and other operating improvements (in each case net of associated expenses)

for such Four-Quarter Period that at the time of the calculation have occurred or are reasonably expected to occur within the 12 months immediately following the applicable Asset Acquisition or Asset Sale, in the reasonable judgment of the chief financial officer of the Company (regardless of whether those expense and cost reductions or operating improvements could then be reflected in pro forma financial statements in accordance with GAAP, Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale and without regard to clause (4) of the definition of Consolidated Net Income) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1)                                  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)                                  notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)                                  Consolidated Interest Expense; plus

(2)                                  the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal; provided that with respect to any series of Preferred Stock that was not paid cash dividends during such period but that is eligible to be paid cash dividends during any period prior to the maturity date of the Notes, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during such period for purposes of this clause (2).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)                                  the aggregate of all cash and noncash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization or write-off of debt issuance costs;

(2)                                  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3)                                  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends but, in the case of the Company, reduced by the amount of Restricted Payments made pursuant to Section 4.07(b)(11); provided, however, that (A) such Restricted Payments in respect of Tax Payments shall only reduce Consolidated Net Income to the extent that provision for the corresponding income tax liabilities has not already been included in the calculation of Consolidated Net Income and (B) such Restricted Payments in respect of general corporate and overhead expenses shall only reduce Consolidated Net Income to the extent not already deducted in computing such Consolidated Net Income; provided further, however,  that there shall not be included in such Consolidated Net Income:

(1)                                  gains and losses from Asset Sales (without regard to the $2.5 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

(2)                                  gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3)                                  the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with or into such Person or any Restricted Subsidiary of such Person;

(4)                                  the net income of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise;

(5)                                  the net loss of any Person, other than a Restricted Subsidiary of the referent Person;

(6)                                  the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or a Restricted Subsidiary of the referent Person by such Person;

(7)                                  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8)                                  any noncash compensation charges or gains, including, without limitation, any such charges or gains arising from stock options, restricted stock grants or other equity incentive programs;

(9)                                  the cumulative effect of a change in accounting principles;

(10)                            any noncash goodwill or other intangible asset impairment charges incurred subsequent to the Issue Date resulting from the application of Financial Accounting Standards Board Statement Nos. 141 and 142 or any other noncash asset impairment charges incurred subsequent to the Issue Date resulting from the application of Financial Accounting Standards Board Statement No. 144; and

(11)                            any gain on the sale of equipment to the extent such equipment was the subject of an asset impairment, other charge or writedown in value by the Company or any of its Restricted Subsidiaries in a prior fiscal period to the extent such asset impairment, other charge or writedown was excluded from Consolidated Net Income by operation of clause (10) of this definition.

“Consolidated Noncash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization (excluding amortization expense attributable to a prepaid expense item that was paid in cash in a prior period) and other noncash charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such noncash charges to the extent that they represent an accrual of or a reserve for cash expenditures or payments in any future period).  Notwithstanding the foregoing, accruals in respect of payables in the ordinary course of business shall be deemed not to constitute a “Consolidated Noncash Charge.”

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)                                  was a member of such Board of Directors on the Issue Date after giving effect to the Transactions; or

(2)                                  was nominated for election or elected to such Board of Directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or the applicable Guarantor, as the case may be.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means one or more debt facilities (including, without limitation, the New Credit Facility and the Bridge Facility) or commercial paper facilities with banks, institutional lenders or other Persons providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit, bank guarantees or banker’s acceptances, in each case, as amended, restated, supplemented, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Demand Registration” has the meaning set forth in the Registration Rights Agreement.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means any noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officer’s Certificate that is delivered to the Trustee and executed by the principal executive officer or the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale.  Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.  At the time of receipt of any Designated Noncash Consideration, the Company shall deliver an Officer’s Certificate to the Trustee which shall state the fair market value of such Designated Noncash Consideration and shall state the basis of such valuation, which shall be a report of an Independent Qualified Party with respect to the receipt in one transaction or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $15.0 million.

“Designated Senior Debt” means:

(1)                                  Indebtedness under or in respect of the New Credit Facility; and

(2)                                  any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt” by the applicable Issuer or the applicable Guarantor, as the case may be.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to 91 days after the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer thereof to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 91 days following the maturity date of the Notes shall not constitute Disqualified Capital Stock if (i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes under Sections 4.10 and 4.15 and (ii) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.  The Company may designate any Preferred Stock issued by the Company that otherwise would not constitute “Disqualified Capital Stock” pursuant to this definition to be Disqualified Capital Stock for purposes of this Indenture; provided that (1) the Company makes such designation, by delivery of an Officer’s Certificate to the Trustee, on the date that the Company issues such Preferred Stock and (2) the issuance of such designated Disqualified Capital Stock complies with Section 4.09.  The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of this Indenture shall be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that is incorporated under the laws of the United States or any state thereof or the District of Columbia.

“Equity Offering” means in connection with any optional redemption pursuant to Section 3.07(b), any offering of Qualified Capital Stock of the Company, Parent or any other direct or indirect parent of the Company; provided that in the case of a Qualified Capital Stock Offering by Parent or any other direct or indirect parent of the Company, such parent makes a direct or indirect contribution to the Company, or is directly or indirectly issued Qualified Capital Stock of the Company by the Company in an amount equal to the redemption price of the Notes to be redeemed in such redemption plus accrued and unpaid interest thereon.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations promulgated thereunder.

“Exchange Notes” means any notes registered under the Securities Act issued in exchange for the Notes pursuant to the Registration Rights Agreement.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee; provided, however, that for purposes of (a) Section 4.10(1) and clause (j) of the definition of “Asset Sale,” fair market value with respect to Asset Sales (i) of less than $7.5 million shall be determined in good faith by senior management of the Company and (ii) equal to or greater than $7.5 million shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee and (b) Sections 4.07(a)(iii)(w) and (a)(iii)(y) if the fair market value of the property or assets in question is so determined to be in excess of $15.0 million, such determination must be confirmed by an Independent Qualified Party.  For purposes of determining the fair market value of Capital Stock, the value of the Capital Stock of a Person shall be based upon such Person’s property and assets, exclusive of goodwill or similar intangible asset.

“Final Registration Date” means the first date on which all of the Notes have been registered under the Securities Act or exchanged for notes registered under the Securities Act, in each case, pursuant to the terms of the Registration Rights Agreement, or are no longer Transfer Restricted Securities (as defined in the Registration Rights Agreement).

“Finance Corp.” means Neff Finance Corp., a Delaware corporation, and its successors.

“Four-Quarter Period” has the meaning specified in the definition of Consolidated Fixed Charge Coverage Ratio.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1)                                  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)                                  statements and pronouncements of the Financial Accounting Standards Board;

(3)                                  such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time; and

(4)                                  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, in the form of Exhibit A, issued in accordance with Section 2.01, or 2.06.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and for the payment of which the United States pledges its full faith and credit.

“Guarantee” means the senior subordinated guarantee of the Notes by each Guarantor.

“Guarantor” means Neff Rental and each other Subsidiary of the Company (other than Finance Corp.) that incurs a Guarantee pursuant to the terms of this Indenture; provided that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with Section 11.06, such Restricted Subsidiary shall cease to be a Guarantor.

“Hedging Agreement” means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of the Company and its Restricted Subsidiaries.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means the global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that may be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Indebtedness” means, with respect to any Person, without duplication:

(1)                                  all Obligations of such Person for borrowed money;

(2)                                  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                  all Capitalized Lease Obligations of such Person;

(4)                                  all Obligations of such Person issued or assumed as the deferred purchase price of property and which is deferred for six months or longer from the date of issuance or assumption, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)                                  all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)                                  guarantees and other contingent Obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)                                  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)                                  all Obligations under Interest Swap Obligations of such Person; and

(9)                                  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.  For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

The amount of any Indebtedness outstanding as of any date shall be:

(1)                                  the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

(2)                                  the principal amount thereof (together with any interest thereon that is more than 30 days past due), in the case of any other Indebtedness provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that Indebtedness was incurred prior to the Issue Date, the Spot Rate in effect on the Issue Date.  If such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant Spot Rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.  The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the Spot Rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

Indebtedness shall not include obligations of any Person (A) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence, (B) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (C) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means $80.0 million in aggregate principal amount of 13% Senior Subordinated Notes due 2013 of the Issuers issued as of the Issue Date for so long as such securities constitute Restricted Securities.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, that is not also a QIB.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person.  “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be.  If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Iron Merger Partnership” means Iron Merger Partnership, a Delaware general partnership, and its successors.

“Iron Merger Sub” means Iron Merger Sub, Inc., a Delaware corporation, and its successors.

“Issue Date” means the date of original issuance of the Notes on June 3, 2005.

“Issuer” means the Company or Finance Corp.

“Issuers” means, collectively, the Company and Finance Corp.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York, the city in which the principal corporate trust office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with an Exchange Offer.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the uniform commercial code or comparable law of any jurisdiction).

“Management Services Agreement” means the Management Services Agreement dated as of the Issue Date, by and among the Parent, Neff Rental and Odyssey Investment Partners, LLC.

“Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody’s.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Neff Rental” means Neff Rental, Inc., a Florida corporation, and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)                                  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)                                  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements; and

(3)                                  appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, sale or purchase price adjustments, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“New Credit Facility” means the Amended and Restated Credit Agreement dated as of the Issue Date and amended and restated as of July 8, 2005 among the Issuers, Neff Rental, the lenders party thereto in their capacities as lenders thereunder and General Electric Capital Corporation, as administrative agent for the lenders and the other secured parties, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case, as amended, restated, supplemented, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Notes” means, collectively, the Initial Notes, and the Exchange Notes, if any, treated as a single class of securities, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.

“Obligations” means, with respect to any Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company, Finance Corp. or Neff Rental, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of the Company, Finance Corp. or Neff Rental, as applicable, by one Officer of the Company, Finance Corp. or Neff Rental, as applicable, and in the case of an Officer’s Certificate delivered to the Trustee, a certificate that meets the requirements of Sections 12.04 and 12.05.

“144A Global Note” means a global note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Sections 12.04 and 12.05.  The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Parent” means Neff Corp., a Delaware corporation, and its successors.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to the DTC, shall include Euroclear and Clearstream).

“Permitted Business” means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Company and its Restricted Subsidiaries on the Issue Date and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Group” means any group of investors that is deemed to be a “person” (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (together with its Affiliates), other than the Permitted Holders and their Related Parties, is the “beneficial owner” (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the voting power of the issued and outstanding Capital Stock of the Company that is “beneficially owned” (as defined above) by such group of investors.

“Permitted Holders” means Odyssey Investment Partners, LLC and its Affiliates (excluding Mr. J.C. Mas).  Any Person or Permitted Group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)                                  Indebtedness under the Notes issued on the Issue Date and any Exchange Notes issued in exchange thereof and Indebtedness consisting of the Guarantee of a Guarantor with respect to such Notes or Exchange Notes;

(2)                                  Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to one or more Credit Facilities (other than Indebtedness incurred and outstanding under the Bridge Facility or any Refinancing thereof); provided, however, that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (2) and then outstanding does not exceed the greater of (i) the lesser of (A) $225.0 million, less the aggregate amount of (x) Indebtedness of Securitization Entities at the time outstanding and (y) the sum of all principal payments with respect to such Indebtedness pursuant to Section 4.10(3)(A) and (B) the sum of (x) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries, (y) 90% of the net book value of the rental fleet of the Company and its Restricted Subsidiaries and (z) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries, and (ii) the sum of (x) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries, (y) 85% of the net book value of the rental fleet of the Company and its Restricted Subsidiaries and (z) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries; provided that the amount of Indebtedness permitted to be incurred pursuant to Credit Facilities in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to Credit Facilities in reliance on, and in accordance with, clauses (7), (13) and (15) below and the first paragraph of Section 4.09;

(3)                                  Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date including Indebtedness outstanding under the Bridge Facility (other than Indebtedness described in clause (1) or (2) of this definition) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

(4)                                  Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under this Indenture; and provided further that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness and not for purposes of speculation;

(5)                                  Indebtedness of the Company or any Restricted Subsidiary of the Company under Hedging Agreements and Currency Agreements so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation;

(6)                                  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any such Restricted Subsidiaries; provided, however, that:

(a)                                  if the Company or Finance Corp. is the obligor on such Indebtedness and the aggregate principal amount thereof exceeds $1.0 million, and the payee is a Restricted Subsidiary of the Company that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, and

(b)                                 (i)            any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof, and

(ii)                                     any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof (other than by way of granting a Lien permitted under this Indenture or in connection with the exercise of remedies by a secured creditor)

shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)                                  Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding after giving effect to that incurrence not to exceed $10.0 million;

(8)                                  Refinancing Indebtedness in respect of Indebtedness incurred pursuant to the proviso in the first paragraph of Section 4.09 or pursuant to clause (1), (3), (7), (13) or (16) or this clause (8); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary incurred pursuant to clause (16), such Refinancing Indebtedness shall be incurred only by such Subsidiary; provided further, however, that in the case of any Refinancing Indebtedness incurred to Refinance Indebtedness outstanding under clause (7), (13) or (16), such Refinancing Indebtedness shall be deemed to have been incurred and to be outstanding under such clause or clauses (7), (13) and (16), as applicable;

(9)                                  Indebtedness consisting of any guarantee by the Company of Indebtedness of a Restricted Subsidiary of the Company and any guarantee by any Restricted Subsidiary of the Company of Indebtedness of the Company or any Restricted Subsidiary of the Company; provided that (a) such Indebtedness is permitted to be incurred under this Indenture and (b) such guarantees are subordinated to the Notes to the same extent as the Indebtedness being guaranteed;

(10)                            Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that, with respect to any such disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(11)                            obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(12)                            the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non-recourse to the Company or any Restricted Subsidiary of the Company (except for Standard Securitization Undertakings);

(13)                            Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such incurrence (other than Indebtedness permitted by clauses (1) through (12) above, clauses (14) through (18) below or pursuant to the proviso in the first paragraph of Section 4.09) does not exceed $15.0 million (which amount may, but need not, be incurred in whole or in part under a Credit Facility);

(14)                            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence;

(15)                            Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, including, without limitation, in order to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers’ compensation claims, self-insurance obligations, performance, bid and surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business in an aggregate amount that, when taken together with the amount of all other Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to this clause (15) that is at the time outstanding, does not exceed $15.0 million;

(16)                            Indebtedness of a Restricted Subsidiary of the Company incurred and outstanding on the date such Restricted Subsidiary was acquired by the Company in a principal amount that, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (16) that is at the time outstanding, does not exceed $10.0 million; provided that such Indebtedness was incurred by such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries;

(17)                            the incurrence by the Company or any Guarantor of Indebtedness evidenced by promissory notes subordinated to the Notes issued to current or former employees, officers, directors or consultants of the Company or any Subsidiary of the Company (or their respective spouses) in lieu of cash payments for Capital Stock being repurchased from such Persons in an aggregate principal amount not to exceed $7.0 million; and

(18)                            the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, to the extent the proceeds of such Indebtedness are at the time of such incurrence deposited and used to defease the Notes in whole and not in part as described in Article 8.

For purposes of determining compliance with Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clause (1) and clauses (3) through (18) above or is permitted to be incurred pursuant to the proviso in the first paragraph of Section 4.09, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness (or any portion thereof) in any manner that complies with such Section 4.09 and Section 4.12; provided, however, that all Indebtedness under the New Credit Facility incurred or outstanding on the Issue Date shall be deemed to have been incurred pursuant to clause (2) and the Company shall not be permitted to reclassify all or any portion of any Indebtedness incurred pursuant to clause (2).  Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.09.

“Permitted Investments” means:

(1)                                  (a) Investments by the Company or any Restricted Subsidiary of the Company in (i) any Guarantor (whether existing on the Issue Date or created thereafter), (ii) any Person (including by means of any transfer of cash or other property) if, as a result of such Investment, such Person shall become a Guarantor or (iii) any Person, if as a result of such Investment, such Person is merged with or consolidated into the Company or a Guarantor and (b) Investments in the Company by any Restricted Subsidiary of the Company;

(2)                                  Investments in cash and Cash Equivalents;

(3)                                  loans and advances to employees and officers of the Company and its Restricted Subsidiaries for bona fide business purposes in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(4)                                  Hedging Agreements, Currency Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with this Indenture and not for purposes of speculation;

(5)                                  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(6)                                  Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10;

(7)                                  Investments existing on the Issue Date or made pursuant to commitments existing on the Issue Date;

(8)                                  accounts receivable created or acquired in the ordinary course of business;

(9)                                  guarantees by the Company or a Restricted Subsidiary of the Company permitted to be incurred under this Indenture;

(10)                            any Investment by the Company or a Restricted Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Securitization Note or an equity interest;

(11)                            other Investments to the extent paid for with Qualified Capital Stock of the Company;

(12)                            repurchases of the Notes or Exchange Notes; and

(13)                            any Investment by the Company or any of its Restricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed $15.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if an Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above, and will cease to have been made pursuant to this clause (13).

“Permitted Liens” means the following types of Liens:

(1)                                  Liens securing Senior Debt;

(2)                                  Liens for taxes, assessments or governmental charges or claims either:

(a)                                  not delinquent; or

(b)                                 contested in good faith by appropriate proceedings and as to which the Company or the applicable Restricted Subsidiary has set aside on its books such reserves as may be required pursuant to GAAP;

(3)                                  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen and repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP has been made in respect thereof;

(4)                                  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, excluding any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(5)                                  judgment Liens not giving rise to an Event of Default;

(6)                                  easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(7)                                  Liens securing Indebtedness permitted under the provisions described in clauses (7), (15) and (16) of the definition of “Permitted Indebtedness”;

(8)                                  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)                                  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)                            Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11)                            Liens securing Interest Swap Obligations entered into in the ordinary course of business and not for the purposes of speculation which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Indenture;

(12)                            Liens securing Indebtedness under Hedging Agreements and Currency Agreements entered into in the ordinary course of business and not for purposes of speculation;

(13)                            Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not in the aggregate exceed $5.0 million at any one time outstanding;

(14)                            Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

(15)                            leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(16)                            Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (8) of the definition of “Permitted Indebtedness” in order to Refinance the Indebtedness secured by Liens existing on the Issue Date; provided, however, that (A) the Liens securing the Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being Refinanced and (B) the Indebtedness secured by such Lien at the time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness being Refinanced at the time the original Lien became a Permitted Lien and (y)

an amount necessary to pay interest, Required Premiums and fees and expenses related to such Refinancing;

(17)                            Liens securing the Notes and the Guarantees;

(18)                            Liens in favor of the Company or a Restricted Subsidiary of the Company;

(19)                            Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition, were not incurred in contemplation of such acquisition and do not extend to any other property owned by the Company or any Subsidiary of the Company (other than assets and property affixed or appurtenant thereto);

(20)                            Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases; and

(21)                            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) any Restricted Payment made to Parent or any other direct or indirect parent company of the Company (other than Iron Merger Partnership and any direct or indirect parent company of Iron Merger Partnership) to be used by Parent or such other direct or indirect parent company solely (A) to pay its franchise taxes and other fees required to maintain its corporate existence, (B) to pay for general corporate and overhead expenses (including salaries and other compensation of the employees and directors, board activities, insurance, legal (including litigation, judgments and settlements), accounting, corporate reporting, administrative and other general operating expenses) incurred by Parent or such other parent company in the ordinary course of business or (C) to pay expenses incurred in connection with an initial public offering of Common Stock of Parent or such other direct or indirect parent; provided, however, that such Restricted Payments may not be made to pay such general corporate and overhead expenses to the extent that (x) the Company would not be permitted under this Indenture to take the actions giving rise to such expenses or to incur such expenses or (y) such expenses are attributable to the ownership or operation of any Person other than the Company and its Subsidiaries; provided further, however, that such Restricted Payments to Parent and such other direct or indirect parent company pursuant to this clause (1) shall not exceed in the aggregate $2.0 million per calendar year; and

(2) payments to Parent or any other direct or indirect parent company of the Company (other than Iron Merger Partnership and any direct or indirect parent company of Iron Merger Partnership) in respect of income taxes of the Company and any Subsidiaries of the Company (“Tax Payments”); provided, however, that the aggregate Tax Payments made since the Issue Date shall not exceed the lesser of:

(A) (i) the aggregate amount of the relevant tax (including any penalties and interest) that the Company would owe after the Issue Date if the Company were a “C” corporation for United States Federal, state and local income tax purposes filing a separate tax return (or a consolidated or combined return with any Subsidiaries of the Company that are members of a consolidated or combined group with Parent or such other direct or indirect parent company), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and its Subsidiaries, less (ii) the amount of any income taxes that the Company or its Subsidiaries pay directly to a taxing authority after the Issue Date; and

(B) the aggregate amount of the relevant tax that Parent or such other parent company actually owes to the appropriate taxing authority after the Issue Date;

provided further, however, that any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of Parent’s or such other parent company’s receipt of such Tax Payments or refunded to the Company.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Productive Assets” means assets (including Capital Stock) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

“Purchasers” means DLJ Investment Partners II, L.P., DLJ Investment Partners, L.P., DLJIP II Holdings, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, TCW/Crescent Mezzanine Partners III Netherlands, L.P., KKR Financial Corp., New York Life Investment Management Mezzanine Partners, LP and NYLIM Mezzanine Partners Parallel Fund, LP.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1)                                  a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

(2)                                  any other Person (in the case of a transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

“Recapitalization” means the recapitalization of Parent consummated on the Issue Date.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Transaction.

“Reference Treasury Dealer” means Credit Suisse First Boston LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and fees and expenses in connection therewith; provided, however, that:

(1)                                  the incurrence of such Refinancing Indebtedness shall not directly or indirectly result in an increase in the aggregate principal amount of Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness to pay Required Premiums, accrued interest and related fees and expenses;

(2)                                  such Refinancing Indebtedness shall not have a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold;

(3)                                  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced; and

(4)                                  if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or the Guarantee of any Guarantor, as applicable, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee of such

Guarantor, as applicable, at least to the same extent as the Indebtedness being Refinanced; provided that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or its Restricted Subsidiaries solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

“Registered Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, among the Issuers, Neff Rental and the Purchasers.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a permanent global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, that may be issued in a denomination equal to the outstanding principal amount of Notes sold in reliance on Regulation S.

“Related Party” with respect to any Permitted Holder means:

(a) (1)      any spouse, sibling, parent or child of such Permitted Holder; or

(2)           the estate of any Permitted Holder during any period in which such estate holds Capital Stock of the Company for the benefit of any Person referred to in clause (a)(1); or

(b)           any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a).

“Representative” means the indenture trustee or other trustee, agent, designee or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration division of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of the Company of any property, whether owned by the Company or any Restricted Subsidiary of the Company at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Entity” means any Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable (and related assets, including contract rights) which engages in no activities other than in connection with the financing of accounts receivable or related assets (including contract rights) and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity:

(1)                                  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(a)                                  is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;

(b)                                 is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(c)                                  subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)                                  with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the

Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(3)                                  to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Securitization Note” means a promissory note of a Securitization Entity evidencing amounts owed to the Company or any Restricted Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of any Issuer or any Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(i)                                     any Indebtedness of either of the Issuers or a Guarantor to either of the Issuers or to a Subsidiary of the Company;

(ii)                                  any Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation);

(iii)                               any accounts payable, other liability or Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

(iv)                              Indebtedness represented by Disqualified Capital Stock;

(v)                                 any liability for federal, state, local or other taxes owed or owing by any Issuer or any Guarantor;

(vi)                              that portion of any Indebtedness incurred in violation of Section 4.09 (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the Trustee shall have received an Officer’s Certificate of the Company to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made) would not violate such provisions of this Indenture);

(vii)                           Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to any Issuer or any Guarantor; and

(viii)                        any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company, any other Indebtedness of Finance Corp. or any other Indebtedness of any Guarantor.

Notwithstanding the foregoing, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or its Restricted Subsidiaries solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Spot Rate” means, for any currency, the spot rate at which that currency is offered for sale against United States dollars, as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in a Qualified Securitization Transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders Agreement” means the stockholders agreement entered into on or prior to the Issue Date among Iron Merger Partnership, Parent, New York Life Capital Partners II, L.P., the Purchasers (other than KKR Financial Corp.), J.C. Mas and JC Mas Holdings I, L.P. in connection with the Recapitalization.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes or a Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” with respect to any Person, means:

(i)                                     any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(ii)                                  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Tax Payment” has the meaning assigned to such term in the definition of “Permitted Payments to Parent”.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Issue Date.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recent consolidated balance sheet.

“Transaction Date” has the meaning specified in the definition of Consolidated Fixed Charge Coverage Ratio.

“Transactions” means the transactions contemplated by the Recapitalization Agreement, as in effect on the Issue Date, including the related financings.

“Trustee” means Wells Fargo Bank, National Association, until a successor replaces it and, thereafter, means the successor.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent global Note in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” of any Person means:

(1)                                  any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)                                  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (other than Finance Corp. and Neff Rental) (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)                                  the Company certifies to the Trustee that such designation complies with Section 4.07; and

(2)                                  each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.09 and (y) immediately before and immediately after giving effect to such designation, no Default shall have occurred and be continuing.  Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                  the then outstanding aggregate principal amount of such Indebtedness into

(2)                                  the sum of the total of the products obtained by multiplying

(a)                                  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by

(b)                                 the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States or the District of Columbia, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

SECTION 1.02.                                              Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.02
“Acceptable Commitment”	4.10
“Affiliate Transaction”	4.11
“Blockage Period”	10.03
“Change of Control Offer”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Default Notice”	10.03
“DTC”	2.03
“Event of Default”	6.01
“Finance Corp. Surviving Entity”	5.01

Term	Defined in Section
“incur”	4.09
“Legal Defeasance”	8.02
“Net Proceeds Offer”	4.10
“Net Proceeds Offer Amount”	4.10
“Net Proceeds Offer Payment Date”	4.10
“Net Proceeds Offer Trigger Date”	4.10
“Offer Period”	3.09
“Paying Agent”	2.03
“Purchase Date”	3.09
“Reference Date”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“Surviving Entity”	5.01

SECTION 1.03.                                              Trust Indenture Act Definitions.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

SECTION 1.04.                                              Rules of Construction.

Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)            “including” means including without limitation;

(6)            unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(7)            the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(8)           provisions apply to successive events and transactions; and

(9)           references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

SECTION 2.01.                                              Form and Dating.

(a)           General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in minimum denominations of $2,000 and any integral multiple of $1,000 thereafter.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall initially be issued in the form of Restricted Definitive Notes.

(b)           Definitive Notes.  Definitive Notes issued on the Issue Date, upon transfer of a Book-Entry Interest or a Definitive Note, or in exchange for a Book-Entry Interest or a Definitive Note, shall be issued in accordance with this Indenture, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.  Definitive Notes shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  The Definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officers executing such Notes, as evidence by their execution of such Notes.

(c)           Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the

Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(d)           Euroclear and Clearstream Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Cedel Bank shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 2.02.                                              Execution and Authentication.

One Officer shall sign the Notes for each of the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate Notes for original issue in aggregate principal amount not to exceed $80,000,000 (other than as provided in Section 2.07) in one or more series upon a written order of the Issuers in the form of an Officer’s Certificate.  To the extent any notes issued on the Issue Date by Parent under the Existing Indenture are not cancelled and reissued by the Issuers and authenticated by the Trustee (and therefore remain outstanding) on or after the date of this Indenture, then such notes shall be deemed Notes issued by the Issuers hereunder and shall be deemed authenticated and amended in accordance with the terms hereof.  Each such written order shall specify the amount of Notes to be authenticated, whether the Notes are to be Initial Notes or Exchange Notes and whether the Notes are to be issued as Definitive Notes or Global Notes or such other information as the Trustee shall reasonably request.

The Notes shall be issued only in fully registered form, without coupons and only in minimum denominations of $2,000 and any integral multiple of $1,000 thereafter.  All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes will have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

SECTION 2.03.                                              Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”) and an office or agency where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served, which shall be in the Borough of Manhattan, The City of New York.  The Registrar shall keep a register of the Notes and of their transfer and exchange.  Such register shall be in written form or any other form capable of being converted into written form within a reasonable time.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company shall notify the Trustee in writing of the name and address of any

Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to any Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian with respect to any Global Notes.

SECTION 2.04.                                              Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to an Issuer or any Significant Subsidiary, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05.                                              Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

SECTION 2.06.                                              Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes will be exchanged by the Issuers for Definitive Notes if (i) the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary or (ii) the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.  Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another

Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f).

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Depositary either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon consummation of a Registered Exchange Offer by the Issuers in accordance with Section 2.06(f), the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii)          Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)          if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)           if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)           if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications and certificates and Opinion of Counsel required by item (3) thereof in form reasonably acceptable to the Issuers and the Registrar, if applicable.

(iv)          Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and:

(A)          such exchange or transfer is effected pursuant to a Registered Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal or via the Depositary’s book-entry system that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B)           such transfer is effected pursuant to a Demand Registration in accordance with the Registration Rights Agreement; or

(C)           the Registrar receives the following:

(1)           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(2)           if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (C), if the Registrar or the Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (C) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of a written authentication order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (C) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)           Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)            Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B)           if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C)           if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (2) thereof;

(D)          if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(a) thereof;

(E)           if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B, including the certifications, certificates and Opinion of Counsel required by item (3) thereof in form reasonably acceptable to the Issuers and the Registrar, if applicable;

(F)           if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(b) thereof; or

(G)           if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)           Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A)          such exchange or transfer is effected pursuant to a Registered Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B)           such transfer is effected pursuant to a Demand Shelf Registration in accordance with the Registration Rights Agreement; or

(C)           the Registrar receives the following:

(1)           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(2)           if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (C), if the Registrar or the Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)          Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)            Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)          if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B)           if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C)           if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (2) thereof;

(D)          if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(a) thereof;

(E)           if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)           if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate the effect set forth in Exhibit B, including the certifications in item (3)(b) thereof; or

(G)           if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global

Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(ii)           Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)          such exchange or transfer is effected pursuant to a Registered Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B)           such transfer is effected pursuant to a Demand Registration in accordance with the Registration Rights Agreement; or

(C)           the Registrar receives the following:

(1)           if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(2)           if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (C), if the Registrar or the Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)          Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(B), (ii)(C) or (iii) above at a time when an Unrestricted Global

Note has not yet been issued, the Issuers shall issue and, upon receipt of a written authentication order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)           Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i)            Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)          if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof;

(B)           if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; and

(C)           if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications, certificates and Opinion of Counsel required by item (3) thereof in form reasonably acceptable to the Issuers and the Registrar, if applicable.

(ii)           Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)          such exchange or transfer is effected pursuant to a Registered Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B)           any such transfer is effected pursuant to a Demand Registration in accordance with the Registration Rights Agreement; or

(C)           the Registrar receives the following:

(1)           if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such

Holder in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(2)           if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (C), if the Registrar or the Issuers so requests, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)          Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            Exchange Offer.  Upon the occurrence of a Registered Exchange Offer in accordance with the Registration Rights Agreement, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuers, and accepted for exchange in such Registered Exchange Offer and (ii) Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in such Registered Exchange Offer.  Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Definitive Notes in the appropriate principal amounts.

(g)           Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)            Private Placement Legend.

(A)          Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE.  BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A

UNDER THE SECURITIES ACT) OR (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “INSTITUTIONAL ACCREDITED INVESTOR”) OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144(k) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE), AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.  IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE.  IF THE PROPOSED TRANSFEREE IS AN INSTITUTIONAL ACCREDITED INVESTOR OR A NON U.S. PERSON THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUERS SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION”, “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.  THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.

(B)           Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f)

of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)           Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.”

(h)           Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount at maturity of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)            General Provisions Relating to Transfers and Exchanges.

(i)            To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuers’ order or at the Registrar’s request.

(ii)           No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05).

(iii)          The Registrar shall not be required (A) to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of notice of redemption under Section 3.03 and ending at the close of business on such day, or (B) to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)           The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of notice of redemption under Section 3.03 and ending at the close of business on such day, or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(vi)          Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii)         The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(viii)        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

SECTION 2.07.                                              Replacement Notes.

If (x) any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note or (y) any note issued under the Existing Indenture is surrendered to the Trustee or the Issuers, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuers may charge for their reasonable out-of-pocket expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08.                                              Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.09, a Note does not cease to be outstanding because any of the Issuers or an Affiliate of any of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09.                                              Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

SECTION 2.10.                                              Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of a written authentication order pursuant to Section 2.02, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11.                                              Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall return canceled Notes to the Company.  Certification of the destruction of all canceled Notes shall be delivered to the Company.  Except as permitted pursuant to Section 2.07, the Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.                                              Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01.  The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13.                                              CUSIP Numbers.

The Issuers in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or the omission of such numbers.  The Issuers will promptly notify the Trustee of any change in the CUSIP numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

SECTION 3.01.                                              Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date an Officer’s Certificate setting forth (i) the clause of Section 3.07 pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the redemption price, (iv) the CUSIP numbers of the Notes to be redeemed and (v) that such redemption will comply with the conditions contained in this Article 3.

SECTION 3.02.                                              Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate.  Notwithstanding the foregoing, if less than all of the Notes are to be redeemed pursuant to Section 3.07(b) or purchased pursuant to Section 3.09, the Trustee shall select the Notes to be redeemed among the Holders of the Notes pro rata basis or on as nearly a pro rata basis as is practicable.  In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount to be redeemed.  Notes and portions of Notes selected shall be in minimum amounts of $2,000 or whole multiples of $1,000.  The provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03.                                              Notice of Redemption.

Subject to the provisions of Section 3.09, at least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first-class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed, including CUSIP numbers, and shall state:

(a)           the redemption date;

(b)           the redemption price and the amount of accrued and unpaid interest, if any, to be paid;

(c)           if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)           the name and address of the Paying Agent;

(e)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)            that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date and the only remaining right of the Holders is to receive payment of the redemption price upon surrender of the applicable Note to the Paying Agent;

(g)           the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04.                                              Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

SECTION 3.05.                                              Deposit of Redemption Price.

On or before 10:00 a.m. New York City time on the redemption date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date.  The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption unless the payment thereof is prohibited by the provisions of Article 10.  If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

SECTION 3.06.                                              Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07.                                              Optional Redemption.

(a)           On and after June 15 2007, the Notes shall be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount thereof) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period commencing on June 15 of the years set forth below:

Year	Percentage of Principal Amount
2007	103.00%
2008	102.00%
2009	101.00%
2010 and thereafter	100.00%

(b)           Prior to June 15, 2007, the Issuers may on any one or more occasions redeem up to 35% of the principal amount of Initial Notes issued under this Indenture at a redemption price of 113.00% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held directly or indirectly by the Issuers and their Affiliates); and provided further that such redemption shall occur within 90 days after the consummation of any such Equity Offering.

(c)           In addition,  prior to June 15, 2007, the Issuers shall be entitled at their option to redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest thereon to, the redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(d)           Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

SECTION 3.08.                                              Mandatory Redemption.

The Issuers shall not be required to make mandatory redemption payments with respect to the Notes.

SECTION 3.09.                                              Offer to Purchase by Application of Net Proceeds Offer Amount.

In the event that the Issuers shall be required to commence a Net Proceeds Offer pursuant to Section 4.10, they shall follow the procedures specified below.

The Net Proceeds Offer shall remain open for a period of 20 Business Days following its commencement or such longer period as may be required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall purchase the Net Proceeds Offer Amount of Notes and pari passu Indebtedness except as provided in Section 3.02 or, if Notes and pari passu Indebtedness in an aggregate principal amount less than the Net Proceeds Offer Amount have been tendered, all Notes and, if required by Section 4.10, pari passu Indebtedness validly tendered in response to the Net Proceeds Offer and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

Upon the commencement of a Net Proceeds Offer, the Company shall send, by first-class mail, a notice of such Net Proceeds Offer to the Trustee and each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer.  The Net Proceeds Offer shall be made to all Holders.  The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(a)           that the Net Proceeds Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Net Proceeds Offer shall remain open;

(b)           the Net Proceeds Offer Amount, the purchase price and the Purchase Date;

(c)           that any Note not validly tendered or accepted for payment shall continue to accrue interest;

(d)           that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue, interest on and after the Purchase Date and the only remaining right of the Holder is to receive payment of the purchase price upon surrender of the applicable Note to the Paying Agent;

(e)           that Holders electing to have a portion of a Note purchased pursuant to a Net Proceeds Offer may only elect to have such Note purchased in integral multiples of $1,000;

(f)            that Holders electing to have a Note purchased pursuant to any Net Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuers, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)           that Holders shall be entitled to withdraw their election if the Issuers, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer

Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)           that, if the aggregate principal amount of Notes surrendered by Holders and the aggregate principal amount of pari passu Indebtedness tendered exceeds the Net Proceeds Offer Amount, the Issuers shall select the Notes and such pari passu Indebtedness to be purchased on a pro rata basis (based on amounts tendered and with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(i)            that Holders whose Notes were purchased only in part shall be issued a new Note or Notes in principal amount equal to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) in the name of the Holder thereof upon cancellation of the original Note.

The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon written request from the Issuers shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof.  The Issuers shall publicly announce the results of the Net Proceeds Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 and Section 4.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

To the extent that the provisions of any securities laws or regulations conflict with this Section 3.09 or Section 4.10, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.09 or Section 4.10.

ARTICLE 4

COVENANTS

SECTION 4.01.                                              Payment of Notes.

The Issuers, jointly and severally, shall pay or cause to be paid the principal amount, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture.  Principal amount, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal amount, premium, if any, and interest then due unless the provisions of Article 10 hereof prohibit such payment.

The Issuers, jointly and severally, shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; the Issuers, jointly and severally, shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02.                                              Maintenance of Office or Agency.

The Issuers shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served.  The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes.  The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03.

SECTION 4.03.                                              Reports to Holders.

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuers shall furnish to the Holders of Notes:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports, in each case, within the time periods specified in the SEC’s rules and regulations;

in each case, on or prior to the respective dates by which the Issuers would have been required to file such documents with the SEC if the Issuers were subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provisions thereto; provided, however, that the Issuers shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuers shall make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of Notes, in each case within 15 days after the time the Issuers would be required to file such information with the SEC if it did permit such filing.  The Issuers shall also post such information on the Company’s website.

Notwithstanding the foregoing:

(1)           the Issuers shall be deemed to have furnished all reports required to be provided pursuant to this covenant to the Trustee and the Holders of Notes if the Issuers have filed such reports with the SEC via the EDGAR filing system and such reports are publicly available;

(2)           the contents of any reports required to be provided pursuant to this Section 4.03 prior to the effectiveness of a Registration Statement (as defined in the Registration Rights Agreement) or the consummation of a Registered Exchange Offer, whichever occurs first, shall be limited in scope to the type of disclosure set forth in the offering circular of the Issuers dated June 30, 2005 used in connection with the issuance of the Issuers’ second priority senior secured notes due 2012 (which, for the avoidance of doubt, excludes all historical financial statements and pro forma financial information related to the acquisition opportunity disclosed in such offering circular);

(3)           the Issuers shall not be required to furnish any information, certifications or reports required by Items 307 or 308 of Regulation S-K prior to the time the Issuers are subject to Section 13(a) or 15(d) of the Exchange Act; and

(4)           in the event that Parent or any direct or indirect parent company of the Company is or becomes a Guarantor of the Notes, this Indenture will permit the Issuers to satisfy their obligations under this Section 4.03 with respect to financial information relating to the Issuers by furnishing financial information relating to Parent or such other direct or indirect parent company; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent or such other direct or indirect parent company, as applicable, and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

In addition, following the effectiveness of a Registration Statement (as defined in the Registration Rights Agreement) or the consummation of a Registered Exchange Offer, whichever occurs first, whether or not required by the rules and regulations of the SEC, the Issuers shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.  In addition, for so long as any Notes remain outstanding, the Issuers shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 4.04.                                              Compliance Certificate.

(a)           The Issuers and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuers are taking or propose to take with respect thereto.  For purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture.

(b)           So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Issuers have violated any provisions of Article 4 or Article 5 or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)           The Issuers shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default, an Officer’s Certificate specifying such Default and what action the Issuers are taking or propose to take with respect thereto.

SECTION 4.05.                                              Payment of Taxes and Other Claims.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, (i) all material taxes, assessments and governmental levies levied or imposed upon (a) the Company or any such Subsidiary, (b) the income or profits of any such Subsidiary which is a corporation or (c) the property of the Company or any such Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, could reasonably be expected by law to become a lien upon the property of the Company or any such Subsidiary, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06.                                              Stay, Extension and Usury Laws.

The Issuers and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07.                                              Limitation on Restricted Payments.

(a)           The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock (including any payment in connection with any merger or consolidation);

(2)           purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, Parent or any other direct or indirect parent of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3)           make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations of any Issuer or any Guarantor (other than (i) from the Company or a Restricted Subsidiary of the Company or (ii) the payment, purchase, defeasance, redemption, prepayment, decrease, acquisition or retirement for value of any such Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such payment, purchase, defeasance, redemption, prepayment, decrease, acquisition or retirement); or

(4)           make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”), unless at the time of such Restricted Payment or immediately after giving effect thereto:

(i)             no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii)            after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company would have been able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso in the first paragraph of Section 4.09; and

(iii)           the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (other than Restricted Payments made pursuant to Sections 4.07(b)(2) through (9) and Sections 4.07(b)(11) and (12)) (the amount expended for such purposes, if other than in cash, being the fair market value of such property) is less than the sum, without duplication, of:

(v)           50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(w)           100% of the aggregate net proceeds (including the fair market value of property or assets other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or other securities of the Company that have been converted into such Qualified Capital Stock; plus

(x)            without duplication of any amounts included in Section 4.07(a)(iii)(w), 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock; plus

(y)           100% of the aggregate net proceeds (including the fair market value of property or assets other than cash that would constitute Marketable Securities or a Permitted Business) of any (A) sale or other disposition of any Investment (other than a Permitted Investment) made by the Company and its Restricted Subsidiaries subsequent to the Issue Date or (B) to the extent not included in Consolidated Net Income, dividend from, or the sale of the stock of, an Unrestricted Subsidiary of the Company made subsequent to the Issue Date; plus

(z)            to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary of the Company, or any Unrestricted Subsidiary of the Company merges into or consolidates with the Company or any of its Restricted Subsidiaries, in each case after the Issue Date, the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company; provided, however, that the foregoing amount shall not exceed the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary of the Company in such Unrestricted Subsidiary.

(b)           Notwithstanding the foregoing, Section 4.07(a) shall not prohibit:

(1)           the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2)           if no Default has occurred and is continuing or shall occur as a consequence thereof, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company or an employee stock ownership plan established by the Company or any Subsidiary of the Company or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) of, Qualified Capital Stock of the Company or from a substantially concurrent cash contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of amounts under Section 4.07(a)(iii)(w);

(3)           if no Default has occurred and is continuing or shall occur as a consequence thereof, the repurchase, redemption, defeasance or other acquisition of any Subordinated Obligations of the Issuers or a Guarantor through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Refinancing Indebtedness of such Person which is permitted to be incurred under this Indenture;

(4)           if no Default has occurred and is continuing or shall occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock issued after the Issue Date; provided that, at the time of such issuance of Disqualified Capital Stock, the Company, after giving effect to such issuance of Disqualified Capital Stock on a pro forma basis, would have been able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso in the first paragraph of Section 4.09;

(5)           if no Default has occurred and is continuing or shall occur as a consequence thereof, the redemption or repurchase of the Company’s common equity or options in respect thereof (or the Capital Stock of Parent or of any other direct or indirect parent of the Company), in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements, shareholder agreements or other agreements (in each case to which the Company is a party) to compensate officers, directors or management employees; provided that all such redemptions or repurchases pursuant to this clause (5) shall not exceed $1.0 million (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $2.5 million in any fiscal year) in any fiscal year (which amounts shall be increased by the amount of any net cash proceeds received from the sale since the Issue Date of Capital Stock (other than Disqualified Capital Stock) to officers, directors or members of management of the Company that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of Section 4.07(a)(iii) and by the amount of any cash proceeds received since the Issue Date of any “key-man” life insurance policies that are used to make such redemptions or repurchases); provided further that the cancellation of Indebtedness owing to the Company from officers, directors or members of management of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of the Company, Parent or any other direct or indirect parent of the Company (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under this Indenture; and provided further that the amount available pursuant to this clause (5) may be increased by an amount equal to the sum of (1) the aggregate cash proceeds received by the Company, or Parent or such other direct or indirect parent to the extent such cash proceeds are contributed to the common equity capital of the Company, during that calendar year from any reissuance of Capital Stock by the Company, Parent or any other direct or indirect parent of the Company to officers, directors and employees of the Company and its Restricted Subsidiaries, plus (2) any cash proceeds paid to the Company in connection with the issuance or exercise of any management or employee Capital Stock so acquired; and provided further, however, that the amount of any such cash proceeds that are utilized for any such Restricted Payment pursuant to this clause (5) will be excluded from the calculation of amounts under Sections 4.07 (a)(iii)(w) and (a)(iii)(x);

(6)           repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an officer, director or employee to pay for the taxes payable by such Person upon such grant or award;

(7)           (A) all payments and transactions provided for or contemplated by the Recapitalization Agreement (including the related financings), as the same is in effect on the Issue Date, to the extent such payments or transactions are made or consummated on the Issue Date or otherwise in connection with the Recapitalization pursuant to the Recapitalization Agreement (including related financings) and (B) the declaration and payment of dividends with the proceeds of Indebtedness incurred by the Issuers or a Guarantor to Refinance Indebtedness outstanding under the Bridge Facility and to pay related expenses;

(8)           distributions or payments of Receivable Fees and performance of any other obligations of the Company or any of its Restricted Subsidiaries pursuant to Standard Securitization Undertakings;

(9)           any purchase or repayment of any Subordinated Obligation upon a Change of Control or an Asset Sale to the extent required by the agreement governing such Subordinated Obligation but only if:

(a)            in the case of a Change of Control, the Issuers shall have complied with all of their obligations under Section 4.15 and purchased all the Notes tendered pursuant to the Change of Control Offer required thereby prior to purchasing or repaying such Subordinated Obligation or

(b)           in the case of an Asset Sale, the Issuers shall have applied the Net Cash Proceeds from such Asset Sale in accordance with Section 4.10;

provided that (i) in the case of clauses (a) and (b), the purchase price (stated as a percentage of principal amount or issue price plus accrued original discount, if less) of such Subordinated Obligation shall not be greater than the price (stated as a percentage of principal amount) of the Notes pursuant to any Change of Control Offer or Net Proceeds Offer, and (ii) in the case of an Asset Sale, the aggregate amount of such Subordinated Obligation that the Issuers may purchase or repay shall not exceed the amount of unutilized Net Cash Proceeds, if any, remaining after the Issuers have purchased all Notes tendered pursuant to such Net Proceeds Offer;

(10)         if no Default has occurred and is continuing or shall occur as a consequence thereof, distributions to Iron Merger Partnership to pay administrative and other operating expenses relating to or resulting from Iron Merger Partnership’s direct or indirect ownership of Common Stock of the Company in an aggregate amount not to exceed $500,000 per fiscal year;

(11)         Permitted Payments to Parent;

(12)         the repurchase, redemption or other acquisition for value of Capital Stock of the Company, Parent or any other direct or indirect parent of the Company representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving the Company, Parent or any other direct or indirect parent of the Company; and

(13)         if no Default has occurred and is continuing or shall occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $10.0 million.

(c)           In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with Section 4.07(a)(iii), (A) amounts expended pursuant to clauses (1), (10) and (13) of Section 4.07(b) shall be included in such calculation and (B) amounts expended pursuant to clauses (2) through (9) and clauses (11) and (12) of Section 4.07(b) shall be excluded from such calculation.

SECTION 4.08.                                              Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1)           pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)           make loans or advances or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3)           transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(A)          applicable law, rule, regulation or order;

(B)           the Notes (including the Exchange Notes) or this Indenture;

(C)           non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company entered into in the ordinary course of business;

(D)          any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(E)           agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date, including the New Credit Facility and the Bridge Facility;

(F)           restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(G)           with respect to clause (3) above only, restrictions imposed by any agreement to sell assets permitted under this Indenture to any Person pending the closing of such sale;

(H)          any agreement or instrument governing Capital Stock of any Person that is acquired if such agreement or instrument was entered into prior to the date on which such Person was acquired and not in contemplation of such Person being acquired;

(I)            any Securitization Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(J)            other Indebtedness outstanding on the Issue Date or permitted to be issued or incurred under this Indenture; provided that any such encumbrances and restrictions with respect to the Restricted Subsidiaries of the Company contained in any agreement governing such Indebtedness are not materially more restrictive with respect to such Restricted Subsidiaries (when taken as a whole) than the encumbrances and restrictions contained in agreements in effect on the Issue Date, or, in the case of any Credit Facility, those contained in the New Credit Facility and the Bridge Facility, and the Board of Directors of the Company determines in good faith that any such encumbrance or restriction included in the agreement governing such Indebtedness will not materially adversely affect the Company’s ability to make timely payment of interest, premium (if any) or principal on the Notes when due;

(K)          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(L)           purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(M)         any agreement for the sale or other disposition of all or substantially all of the Capital Stock of a Restricted Subsidiary of the Company (other than Finance Corp. and Neff Rental) that restricts distributions by that Restricted Subsidiary pending the sale or other disposition; provided that at the time such agreement is entered into, the Board of Directors of the Company determines in good faith that any such encumbrance or restriction included in such agreement will not materially affect the Company’s ability to make timely payment of interest, premium (if any) or principal on the Notes when due;

(N)          provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Company, which limitation is applicable only to the assets that are the subject of such agreements; and

(O)          any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company (evidenced by a Board Resolution), whose judgment shall be conclusively binding, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 4.09.                                              Limitation on Incurrence of Additional Indebtedness.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness) and the Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company or any Restricted Subsidiary of the Company may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of the Company (other than Finance Corp.) may issue Preferred Stock, in each case if on the date of the incurrence of such Indebtedness or issuance of such Preferred Stock, after giving effect thereto on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0.

The Company will not, and will not permit any of its Restricted Subsidiaries to, amend, restate, supplement or modify the Bridge Facility or Refinance Indebtedness under the Bridge Facility (including by conversion or exchange of Indebtedness thereunder) unless, after giving effect to such amendment, restatement, supplement, modification or Refinancing, the Bridge Facility or any Indebtedness Refinancing the Bridge Facility, as the case may be, contains no financial maintenance covenants and has no scheduled amortization (other than scheduled amortization payments not to exceed 1% amortization per year of the aggregate principal amount of such Indebtedness) on or prior to the maturity date of such Indebtedness.

SECTION 4.10.                                              Limitation on Asset Sales.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

(2)           at least 75% of the consideration received by the Company or the applicable Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash and/or Cash Equivalents and shall be received at the time of such disposition, provided that the following shall be deemed to be cash solely for purposes of this clause (2):

(A)          liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and for which the Company and its Restricted Subsidiaries receive a written release from the creditors with respect to such liabilities;

(B)           any promissory notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(C)           any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, when taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (A) with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value and (B) with respect to any Designated Noncash Consideration in excess of $15.0 million, the Board of Directors of the Company’s determination of the fair market value of such Designated Noncash Consideration must be based upon an opinion or appraisal issued by an Independent Qualified Party; and

(3)           upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

(A)          to prepay, repay, redeem or purchase Senior Debt of any Issuer or any Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) and, in the case of any such prepayment, repayment, redemption or purchase of Senior Debt under any revolving credit facility, cause a corresponding permanent reduction in the availability and commitments under such revolving credit facility in the amount of the principal prepaid, repaid, redeemed or purchased,

(B)           to reinvest in Productive Assets, or

(C)           a combination of prepayment and investment permitted by the foregoing clauses (A) and (B);

provided that in the case of clause (3)(B) above a binding commitment to reinvest in Productive Assets shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment to the 545th day after receipt of the Net Cash Proceeds of the applicable Asset Sale so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment on or prior to the 545th day after receipt of the Net Cash Proceeds of the applicable Asset Sale (an “Acceptable Commitment”) and, in the event such Acceptable Commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, the Company or such Restricted Subsidiary enters into another Acceptable Commitment within six months of such cancellation or termination of the prior binding commitment; provided further, however, that the Company or such Restricted Subsidiary may only rely on the six-month extension provided for entering into an Acceptable Commitment on one occasion with respect to any Asset Sale (and the failure to reinvest in Productive Assets prior to the end of such six-month period shall mean the Net Cash Proceeds shall not be treated as having been applied pursuant to clause (3)(B) above).

Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents.  On the 366th day (as may be extended pursuant to the proviso in the preceding paragraph) after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (3)(A), (3)(B) or (3)(C) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been so applied on or before such Net Proceeds Offer Trigger Date (each, a “Net Proceeds Offer Amount”) shall be applied by the Issuers to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, the maximum amount of Notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any noncash consideration (including any Designated Noncash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such noncash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.10; provided further that the Issuers may, if required by the terms of any Indebtedness that ranks pari passu with the Notes, contemporaneously make such Net Proceeds Offer to all holders of such pari passu Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem such Indebtedness with the proceeds of sales of assets, in which case the Net Proceeds Offer Amount will be paid on a pro rata basis to all Holders of Notes together with holders of such other pari passu Indebtedness.  Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $15.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregate at least $15.0 million, at which time the Issuers shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $15.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in Section 3.09.  Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash.  To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered) together with the Holders of any other pari passu Indebtedness subject to such Net Proceeds Offer.  A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.  To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Issuers may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by this Indenture.  Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.  To the extent that compliance by the Issuers with the provisions of any securities laws or regulations conflicts with the provisions of this Section 4.10, such compliance shall be deemed not to be a breach of the Issuers’ obligations under this Section 4.10.

SECTION 4.11.                                              Limitation on Transactions with Affiliates.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”), other than Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; provided, however, that:

(1)           for an Affiliate Transaction with an aggregate value of greater than or equal to $7.5 million but less than $15.0 million, at the Company’s option, either:

(A)          a majority of the disinterested members of the Board of Directors of the Company shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; or

(B)           the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall obtain an opinion from an Independent Qualified Party that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; and

(2)           for an Affiliate Transaction with an aggregate value of $15.0 million or more, the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall obtain an opinion from an Independent Qualified Party that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company.

(b)           The restrictions set forth in Section 4.11(a) shall not apply to:

(1)           (x) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Board of Directors of the Company or senior management of the Company or (y) reasonable indemnity provided on behalf of officers, directors, employees or consultants of Parent or any other direct or indirect parent of the Company (other than Iron Merger Partnership or any direct or indirect parent company of Iron Merger Partnership) as determined in good faith by the Board of Directors of the Company or senior management of the Company;

(2)           transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture;

(3)           any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4)           Investments (other than Permitted Investments) or Restricted Payments made in compliance with Section 4.07;

(5)           transactions effected as part of a Qualified Securitization Transaction;

(6)           the payment of customary consulting and advisory fees (but excluding management fees) and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of the Company or such Restricted Subsidiary in good faith;

(7)           the payment of (x) an annual management fee to the Permitted Holders and their Affiliates in an amount not to exceed $1.5 million in any fiscal year; provided that no Event of Default has occurred and is continuing at the time of any such payment and (y) reasonable out-of-pocket expenses and indemnification payments payable pursuant to the Management Services Agreement;

(8)           loans to employees or consultants that are approved by the Board of Directors of the Company in good faith;

(9)           sales of Qualified Capital Stock;

(10)         the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (10) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the Notes in any material respect;

(11)         (A) any payments or transactions provided for or contemplated by the Recapitalization Agreement (including the related financings), as the same is in effect on the Issue Date, to the extent such payments or transactions are made or consummated on the Issue Date or otherwise in connection with the Recapitalization pursuant to the Recapitalization Agreement (including the related financings) and (B) any declaration and payment of dividends with the proceeds of Indebtedness incurred by the Issuers or a Guarantor to Refinance Indebtedness outstanding under the Bridge Facility and to pay related expenses;

(12)         distributions to Iron Merger Partnership to pay administrative and other operating expenses relating to or resulting from Iron Merger Partnership’s ownership of Common Stock of the Company in an aggregate amount not to exceed $500,000 per fiscal year;

(13)         transactions with any joint venture or similar entity that would constitute an Affiliate Transaction solely because the Company owns, directly or indirectly, any Capital Stock of, or controls, such, joint venture or similar entity;

(14)         the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees, directors and consultants approved by the Board of Directors of the Company;

(15)         any redemption of Capital Stock held by current or former employees, directors or consultants at the time of their death, disability, termination of employment or departure from the Board of Directors of the Company for not in excess of fair market value;

(16)         transactions involving the sale of inventory or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture and fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company, from the Company or its Restricted Subsidiaries to Affiliates of the Permitted Holders or Affiliates of Mr. J.C. Mas;

(17)         Permitted Payments to Parent; and

(18)         other than transactions permitted by clause (16) above, transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party or that have been approved by a majority of the disinterested members of the Board of Directors of the Company.

SECTION 4.12.                                              Limitation on Liens.

The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind, other than Permitted Liens, against or upon any property or assets or any proceeds therefrom of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, in each case to secure Indebtedness, unless:

(1)           in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)           in all other cases, the Notes are equally and ratably secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

SECTION 4.13.                                              Conduct of Business.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

(b)           The Company shall not cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of the Finance Corp. (except to the extent Finance Corp. is merged with and into the Company or a Guarantor in accordance with the terms of this Indenture).  Finance Corp. shall be designated as a Restricted Subsidiary of the Company at all times and shall not own any material assets or other property, other than Indebtedness or other obligations owing to Finance Corp. by the Company and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto.  Finance Corp. shall not incur any material liabilities or obligations other than their obligations pursuant to the Notes and other Indebtedness permitted to be incurred by Finance Corp. under Section 4.09 and liabilities and obligations pursuant to business activities permitted by this Section 4.13(b).

SECTION 4.14.                                              Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 4.15.                                              Offer to Repurchase upon Change of Control.

(a)           If a Change of Control occurs, each Holder will have the right to require that the Issuers purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date).  Within 30 days following the date upon which the Change of Control occurred (or, at the Company’s option, prior to the occurrence of such Change of

Control), the Company must send, by first-class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer.

Such notice shall state:

(i)           that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(ii)          the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(iv) the instructions, as determined by the Company, consistent with this Section, that a Holder must follow in order to have its Notes purchased;

provided that any Change of Control Offer made prior to any date of such Change of Control shall be made only in the reasonable anticipation of such Change of Control; and provided further, that the Issuers shall not be required to purchase any Notes tendered pursuant to such Change of Control Offer if such Change of Control does not occur.

(b)           On the Change of Control Payment Date, the Issuers shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the applicable Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.  Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to either (i) surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note duly completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date, or (ii) otherwise comply with the applicable procedures of DTC, including the Automated Tender Offer Procedures and Deposit/Withdrawal at Custodian system of DTC.  Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.  The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or in any integral multiple of $1,000 thereafter.  The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to the mailing of the notice referred to in Section 4.15(a) above, but in any event within 30 days following any Change of Control, the Issuers covenant to:  (i) repay in full and terminate all commitments under all Indebtedness under the New Credit Facility and all other Senior Debt the terms of which require repayment upon a Change of Control; or (ii) obtain the requisite consents under the New Credit Facility and all other such Senior Debt to permit the repurchase of the Notes as provided below.  The Issuers’ failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (c) and not in clause (b) under Section 6.01.

(c)           The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue of its compliance with such securities laws or regulations.

(d)           Notwithstanding anything to the contrary in this Section 4.15, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control, if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e)           On the Change of Control Payment Date, all Notes purchased by the Issuers under this Section shall be delivered by the Company to the Trustee for cancellation, and the Issuers shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.  Notes purchased by a third party pursuant to the preceding paragraph shall have the status of Notes issued and outstanding.

SECTION 4.16.                                              No Senior Subordinated Debt.

The Issuers shall not, and shall not permit any Guarantor to, incur or suffer to exist any Indebtedness that is senior in right of payment to the Notes or such Guarantor’s Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be.  Notwithstanding the foregoing, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or its Restricted Subsidiaries solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

SECTION 4.17.                                              Future Guarantees by Subsidiaries.

Each Domestic Restricted Subsidiary that guarantees any Indebtedness of the Company or any of its Subsidiaries or incurs any Indebtedness shall execute and deliver a supplemental indenture to this Indenture, providing for a Guarantee of payment of the Notes by such Domestic Restricted Subsidiary on the terms set forth in this Indenture.

Notwithstanding the foregoing, the Guarantee of a Guarantor shall be automatically and unconditionally released, without any further action required on the part of the Trustee or any Holder of Notes, in accordance with Section 11.06.

SECTION 4.18.                                              Limitation on Sale and Leaseback Transactions.

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless (i) the Company or such Restricted Subsidiary would be entitled to (A) incur additional Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 4.09 and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to Section 4.12; (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction are at least equal to the fair market value of such property; and (iii) the Company applies the proceeds of such transaction in compliance with Section 4.10.

ARTICLE 5

SUCCESSORS

SECTION 5.01.                                              Merger, Consolidation and Sale of Assets.

(a)           The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)                                  either:

(A)                              the Company shall be the surviving or continuing entity; or

(B)           the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)            shall be a corporation, partnership or limited liability company organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia; and

(y)           shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(2)            except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving pro forma effect to such transaction and the assumption contemplated by Section 5.01(a)(1)(B)(y) (including giving pro forma effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall either (A) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso in the first paragraph of Section 4.09 or (B) if such transaction occurs prior to June 3, 2008, (x) have a Consolidated Fixed Charge Coverage Ratio of at least 1.75 to 1.0 and (y) have a Consolidated Fixed Charge Coverage Ratio of not less than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to such merger, sale, assignment, transfer, lease, conveyance or other disposition;

(3)            except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by Section 5.01(a)(1)(B)(y) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted or to be released in connection with or in respect of the transaction), no Default shall have occurred or be continuing; and

(4)            the Company or the Surviving Entity shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

(b)           Finance Corp. shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Finance Corp.’s assets whether as an entirety or substantially as an entirety to any Person unless:

(1)            either:

(A)          Finance Corp. shall be the surviving or continuing corporation; or

(B)           the Person (if other than Finance Corp.) formed by such consolidation or into which Finance Corp. is merged or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of Finance Corp. substantially as an entirety (the “Finance Corp. Surviving Entity”):

(x)           shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia; and

(y)          shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement on the part of Finance Corp. to be performed or observed;

(2)            except in the case of a merger of Finance Corp. with or into a Wholly Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating Finance Corp. in another jurisdiction, immediately after giving pro forma effect to such transaction and the assumption contemplated by Section 5.01(b)(1)(B)(y) (including giving pro forma effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company shall either (A) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso in the first paragraph of Section 4.09 or (B) if such transaction occurs prior to June 3, 2008, (x) have a Consolidated Fixed Charge Coverage Ratio of at least 1.75 to 1.0 and (y) have a Consolidated Fixed Charge Coverage Ratio of not less than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to such merger, sale, assignment, transfer, lease, conveyance or other disposition;

(3)            except in the case of a merger of Finance Corp. with or into a Wholly Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating Finance Corp. in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by Section 5.01(b)(1)(B)(y) (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted or to be released in connection with or in respect of the transaction), no Default shall have occurred or be continuing; and

(c)           Finance Corp. or the Finance Corp. Surviving Entity shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

(d)           For purposes of Section 5.01, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.  However, transfers of assets between or among the Company and its Restricted Subsidiaries will not be subject to this Section 5.01.

(e)           Notwithstanding the foregoing, the merger of Iron Merger Sub with and into the Company on the Issue Date (with the Company being the surviving entity) need only comply with clause (4) above.

SECTION 5.02.                                              Successor Corporation Substituted.

Upon any consolidation, combination or merger, or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.01(a) or of Finance Corp. in accordance with Section 5.01(b), in which the Company or Finance Corp., as applicable, is not the continuing entity, the successor Person formed by such consolidation or into which the Company or Finance Corp., as applicable, is merged or to which such sale, assignment, conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or Finance Corp., as applicable, under this Indenture and the Notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance, lease or transfer, the conveyor, lessor or transferor will be released from the provisions of this Indenture; provided that neither the Company nor Finance Corp. shall not be released from its obligation to pay the principal of, premium, if any, or interest on the Notes in the case of a lease of all or substantially all of its property and assets.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01.                                              Events of Default.

“Events of Default” are:

(a)           the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by Article 10);

(b)           the failure to pay the principal of any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by Article 10);

(c)           the failure of any Issuer to comply with its obligations under Section 5.01;

(d)           a default in the observance or performance of any other covenant or agreement contained herein if the default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

(e)           the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company (other than a Securitization Entity) or the acceleration of the final stated maturity of any such Indebtedness, if in either case, the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $25.0 million or more at any time;

(f)            one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $25.0 million shall have been rendered against any Issuer, any Guarantor or any Significant Subsidiary of the Company and such judgments, orders or decrees remain undischarged, unpaid or unstayed for a period of 60 days after such judgment, order or decree or judgments, orders or decrees become final and non-appealable;

(g)           the Company, Finance Corp. or any Significant Subsidiary of the Company pursuant to or within the meaning of Bankruptcy Law:

(i)      commences a voluntary case;

(ii)     consents to the entry of an order for relief against it in an involuntary case;

(iii)    consents to the appointment of a custodian of it or for all or substantially all of its property; or

(iv)    makes a general assignment for the benefit of its creditors;

(h)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)      is for relief against the Company, Finance Corp. or any Significant Subsidiary of the Company;

(ii)     appoints a custodian of the Company, Finance Corp. or any Significant Subsidiary of the Company or for all or substantially all of the property of the Company, Finance Corp. or any Significant Subsidiary of the Company; or

(iii)    orders the liquidation of the Company, Finance Corp. or any Significant Subsidiary of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(i)            any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

SECTION 6.02.                                              Acceleration.

If an Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 with respect to any Issuer or Neff Rental) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable immediately by notice in writing to the Company and the Trustee specifying the applicable Event of Default and that it is a “notice of acceleration” (an “Acceleration Notice”), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under any Designated Senior Debt, shall become immediately due and payable upon the first to occur of an acceleration under such Designated Senior Debt or five Business Days after receipt by the Company and the Representatives under such Designated Senior Debt of such Acceleration Notice but only if such Event of Default is then continuing.  If an Event of Default specified in clause (g) or (h) of Section 6.01 with respect to any Issuer or Neff Rental occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after such declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuers and to the Trustee, may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if (a) the Issuers have paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes that have become due otherwise than by such declaration or occurrence of acceleration and interest thereon at the rate prescribed therefor by such Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest, if any, at the rate prescribed therefor by such Notes, (b) all existing Events of Default, other than the non-payment of the principal of, premium, if any, and accrued interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, (c) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (d) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(g) or (h), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

SECTION 6.03.                                              Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may and at the direction of the Holders of at least a majority in principal amount of the outstanding Notes shall, pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.  Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient by the Trustee or by the Holders, as the case may be.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.04.                                              Waiver of Past Defaults.

Subject to Sections 6.02, 6.07 and 9.02, Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive an existing Default and its consequences hereunder, except a continuing Default in the payment of the principal of, premium or interest on, the Notes (including in connection with an offer to purchase) or in respect of a covenant or provision of this Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note affected.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05.                                              Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification from the Issuers satisfactory to it in its sole discretion against any fees, loss, liability, cost or expense caused by taking such action or following such direction.

SECTION 6.06.                                              Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)           the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)           the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)           such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e)           during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07.                                              Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.                                              Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal amount of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any amounts due the Trustee under Section 7.07.

SECTION 6.09.                                              Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.                                              Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to the holders of Senior Debt, to the extent required by Article 10;

Third:  to Holders of Notes for amounts due and unpaid on the Notes for principal amount, premium and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal amount, premium and interest, respectively; and

Fourth:  to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10; provided, however, that the failure to give any such notice shall not affect the establishment of such record date or payment date or any payments to Holders pursuant to this Section 6.10.

SECTION 6.11.                                              Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

SECTION 6.12.                                              Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every case, subject to any determination in such proceeding, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

ARTICLE 7

TRUSTEE

SECTION 7.01.                                              General.

The duties and responsibilities of the Trustee shall be as provided by the TIA and as set forth herein.  Notwithstanding the foregoing, no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.  Whether or not herein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article Seven.

SECTION 7.02.                                              Certain Rights of Trustee.

Subject to TIA Sections 315(a) through (d):

(i)            the Trustee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person;

(ii)           before the Trustee acts or refrains from acting, it may require an Officer’s Certificate, an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;

(iii)          the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(iv)          the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder;

(v)           the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(vi)          the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers, provided that the Trustee’s conduct does not constitute negligence or bad faith;

(vii)         whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate;

(viii)        the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers personally or by agent or attorney; and

(ix)           the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability

SECTION 7.03.                                              Individual Rights of Trustee.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not the Trustee.  Any Agent may do the same with like rights.  However, the Trustee is subject to TIA Sections 310(b) and 311.

SECTION 7.04.                                              Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05.                                              Notice of Defaults.

(a)           The Trustee shall not be deemed to have notice of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(b)           If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default within 30 days after it occurs.  Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06.                                              Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with May 15, 2006, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuers and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Issuers shall promptly notify the Trustee when the Notes are listed on any stock exchange or any delisting thereof.

SECTION 7.07.                                              Compensation and Indemnity.

The Issuers and the Guarantors shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree from time to time.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuers and the Guarantors shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee, its directors, officers and employees, and each predecessor Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of this trust and its duties under this Indenture, including the costs and expenses (including reasonable attorney’s fees) of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers and the Guarantors or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith.  The Trustee shall notify the Issuers and the Guarantors promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuers and the Guarantors shall not relieve the Issuers or such Guarantors of their respective obligations hereunder.  The Issuers shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  The Issuers and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

The obligations of the Issuers and the Guarantors under this Section 7.07 shall survive the resignation and removal of the Trustee and the satisfaction and discharge of this Indenture.

To secure the Issuers’ and the Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.08.                                              Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers.  The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing and may appoint a successor Trustee with the consent of the Issuers.  The Issuers may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10;

(b)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)           a custodian or public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers.  Immediately after the delivery of such written acceptance, subject to the Lien provided in Section 7.07, (i) the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, (ii) the resignation or removal of the retiring Trustee shall become effective and (iii) the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  A successor Trustee shall mail notice of its succession to each Holder.  No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

If the Trustee is no longer eligible under Section 7.10 or shall fail to comply with TIA Section 310(b), any Holder who satisfies the requirements of TIA Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.  If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.08, the Trustee shall resign immediately in the manner and with the effect provided in this Section.

The Issuers shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders.  Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligation under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09.                                              Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee herein, provided such corporation shall be otherwise qualified and eligible under this Article.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the same force and effect as provided anywhere in the Notes or in this Indenture that the certificate of the Trustee shall have.

SECTION 7.10.                                              Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).  If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.10, the Trustee shall resign immediately in the manner and with the effect specified in this Article 7.

SECTION 7.11.                                              Preferential Collection of Claims Against Issuers.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.                                              Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at the option of their respective Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02.                                              Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) through (d) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)           the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04(a), and as more fully set forth in such Section, payments in respect of the principal amount of, premium, if any, and interest on such Notes when such payments are due,

(b)           the Issuers’ obligations with respect to such Notes under Article 2 and Section 4.02,

(c)           the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ obligations in connection therewith, and

(d)           this Article 8.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

SECTION 8.03.                                              Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18 and the limitations contained in Sections 5.01(a)(2) and 5.01(b)(2) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03 and subject to the satisfaction of the conditions set forth in Section 8.04, the failure to comply with the terms of Sections 6.01(e) and 6.01(f) shall not constitute Events of Default.

If the Issuers exercise their Legal Defeasance option or its Covenant Defeasance option, each Guarantor, if any, shall be released from all Obligations with respect to its Guarantee.

SECTION 8.04.                                              Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

(a)           the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, in each case in accordance with the terms of this Indenture and the Notes;

(b)           in the case of an election under Section 8.02, the Issuers shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and exceptions) in the United States reasonably acceptable to the Trustee confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           in the case of an election under Section 8.03, the Issuers shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and exceptions) in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)           no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default pursuant to Section 6.01(g) or (h) are concerned, at any time in the period ending on the 91st day after the date of deposit;

(e)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)            the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers;

(g)           the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(h)           the Issuers shall have paid or duly provided for payment of all amounts then due to the Trustee pursuant to Section 7.07.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a Legal Defeasance need not be delivered if all Notes not therefor delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

SECTION 8.05.                                              Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal amount, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06.                                              Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when

(1)           either:

(a)           all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)           all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2)           the Issuers have paid all other sums payable under this Indenture by the Issuers.

The Trustee will acknowledge the satisfaction and discharge of this Indenture if the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

SECTION 8.07.                                              Repayment to Issuers.

Subject to any applicable laws relating to abandoned property, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a general creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

SECTION 8.08.                                              Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.09.                                              Survival.

The Trustee’s rights under this Article 8 shall survive termination of this Indenture.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.                                              Without Consent of Holders of Notes.

Notwithstanding Section 9.02, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Guarantees or the Notes without the consent of any Holder of a Note:

(1)           to cure any ambiguity, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(3)           to provide for the assumption of an Issuer’s or a Guarantor’s obligations to the Holders of the Notes by a successor to an Issuer or a Guarantor pursuant to Article 5 or Article 11;

(4)           to secure the Notes;

(5)           to reflect the release of any Guarantor from its supplemental indenture and/or Guarantee, in each case as permitted in this Indenture or to allow any Guarantor to execute a supplemental indenture and/or Guarantee with respect to the Notes;

(6)           to add to the covenants of the Issuers or any Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon an Issuer or any Guarantor;

(7)           to make any change that does not adversely affect the rights of any Holder of the Notes;

(8)           to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(9)           to evidence and provide for the acceptance of appointment under this Indenture of a successor Trustee; or

(10)         to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

Upon the request of the Company accompanied by a resolution of the Board of Directors of the Company authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 and 9.06, the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02.                                              With Consent of Holders of Notes.

Except as provided in this Section 9.02, this Indenture (including Sections 3.09, 4.10 and 4.15), the Guarantees and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default (other than a Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).  Section 2.08 shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02 and 9.06, the Trustee shall join with the Issuers in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.  Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by any Issuer with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)           reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Note;

(c)           reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(d)           make any Note payable in money other than that stated in the Notes;

(e)           make any change in the provisions of this Indenture (i) relating to the right of each Holder of Notes to receive payments of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment or (ii) permitting Holders of less than a majority in aggregate principal amount of the then outstanding Notes to waive a Default or Event of Default;

(f)            after the Issuers’ obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;

(g)           modify or change any provision of this Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders;

(h)           make any change in the foregoing amendment and waiver provisions (except to increase any percentage set forth therein); or

(i)            release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture.

SECTION 9.03.                                              Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in a amended or supplemental Indenture that complies with the TIA as then in effect.

SECTION 9.04.                                              Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder unless it is of the type described in the last paragraph of Section 9.02.  In case of an amendment or waiver of the type described in the second paragraph of Section 9.02, the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note that evidences the same indebtedness as the Note of the consenting Holder.

SECTION 9.05.                                              Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06.                                              Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuers may not sign an amendment or supplemental indenture until the Board of Directors of such Issuer approves such amendment or supplemental indenture.  In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied.

SECTION 9.07.                                              Payment for Consent.

Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to all Holders of Notes and is paid to all Holders of Notes that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 10

SUBORDINATION

SECTION 10.01.                                        Agreement to Subordinate.

The Issuers, jointly and severally, covenant and agree, and each Holder of the Notes, by its acceptance thereof, likewise covenants and agrees, (i) that all Notes shall be issued subject to the provisions of this Article 10, and each Person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that the payment of all Obligations on the Notes by the Issuers shall, to the extent and in the manner herein set forth, be subordinated and junior in right of payment to the prior payment in full in cash and/or Cash Equivalents of all Obligations on Senior Debt, including, without limitation, the Issuers’ obligations under the New Credit Facility and (ii) that the subordination is for the benefit of, and shall be enforceable directly by, the holders of Senior Debt, and that each holder of Senior Debt whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired Senior Debt in reliance upon the covenants and provisions contained in this Indenture and the Notes.

SECTION 10.02.                                        Liquidation; Dissolution; Bankruptcy.

(a)           Upon any payment or distribution of assets of an Issuer of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of an Issuer or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to such Issuer or its property, whether voluntary or involuntary, all Obligations (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) due or to become due upon all Senior Debt of such Issuer shall first be paid in full in cash and/or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of such Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise.  Upon any such dissolution, winding-up, liquidation, reorganization, receivership or similar proceeding, any payment or distribution of assets of an Issuer of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee under this Indenture would be entitled, except for the provisions hereof, shall be paid by such Issuer or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders or by the Trustee under this Indenture if received by them, directly to the holders of Senior Debt of such Issuer (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash and/or Cash Equivalents after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.

(b)           To the extent any payment of Senior Debt (whether by or on behalf of the Issuers, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment has not occurred.

(c)           In the event that, notwithstanding the foregoing, any payment or distribution of assets of an Issuer of any kind or character, whether in cash, property or securities, shall be received by the Trustee or any Holder when such payment or distribution is prohibited by Section 10.02(a), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt of such Issuer (pro rata to such holders on the basis of the respective amount of Senior Debt held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash and/or Cash Equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

(d)           The consolidation of an Issuer with, or the merger of an Issuer with or into, another corporation or the liquidation or dissolution of an Issuer following the conveyance or transfer of all or substantially all of its assets, to another corporation upon the terms and conditions provided in Article Five hereof and as long as permitted under the terms of the Senior Debt of such Issuer shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 10.02 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, assume such Issuer’s obligations hereunder in accordance with Article 5.

SECTION 10.03.                                        Default on Designated Senior Debt.

(a)           If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Designated Senior Debt of an Issuer, no payment of any kind or character shall be made by or on behalf of such Issuer or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.  In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives notice of the event of default to the Trustee (a “Default Notice”), then, unless and until (i) all events of default have been cured or waived or have ceased to exist (so long as no other Event of Default exists), (ii) the Trustee receives notice thereof from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below) (unless the maturity of such Designated Senior Debt has been accelerated) or (iii) all such Designated Senior Debt has been paid in full in cash and/or Cash Equivalents and the commitments thereunder have been terminated, during the 180 days after the delivery of such Default Notice (the “Blockage Period”), neither the Issuers nor any other Person on their behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise.  Notwithstanding anything to the contrary in the immediately preceding sentence, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days.  No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

(b)           In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or any Holder when such payment is prohibited by Section 10.03(a), such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt (pro rata to such holders on the basis of the respective amount of Senior Debt held by such holders) or their respective Representatives, as their respective interests may appear.  The Trustee shall be entitled to rely on information regarding amounts then due and owing on the Senior Debt, if any, received from the holders of Senior Debt (or their Representatives) or, if such information is not received from such holders or their Representatives, from the Company and only amounts included in the information provided to the Trustee shall be paid to the holders of Senior Debt.

Nothing contained in this Article 10 shall limit the right of the Trustee or the Holders of Notes to take any action to accelerate the maturity of the Notes pursuant to Section 6.02 or to pursue any rights or remedies hereunder; provided that all Senior Debt thereafter due or declared to be due shall first be paid in full in cash or Cash Equivalents before the Holders are entitled to receive any payment of any kind or character with respect to Obligations on the Notes.

SECTION 10.04.                                        Acceleration of Notes.

If payment of the Notes is accelerated because of an Event of Default, the Issuers shall promptly notify holders of Senior Debt of the acceleration.

SECTION 10.05.                                        When Distribution Must Be Paid Over.

In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Notes at a time when such payment is prohibited by Section 10.02 or 10.03, such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their Representative under the indenture or other agreement (if any) pursuant to which such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in cash or Cash Equivalents in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee.  The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Issuers or any other Person money or assets to which any holders of Senior Debt shall be entitled by virtue of this Article 10, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

SECTION 10.06.                                        Notice by Issuers.

The Issuers shall give prompt written notice to the Trustee of any fact known to them which would prohibit the making of any payment to or by the Trustee in respect of the Notes pursuant to the provisions of this Article 10 (although the failure to give any such notice shall not affect the subordination provision of this Article 10).  Regardless of anything to the contrary contained in this Article 10 or elsewhere in this Indenture, the Trustee shall not be charged with knowledge of the existence of any default or event of default with respect to any Senior Debt or of any other facts which would prohibit the making of any payment to or by the Trustee unless and until the Trustee shall have received notice in writing from the Issuers, or from a holder of Senior Debt or a Representative therefor, together with proof satisfactory to the Trustee of such holding of Senior Debt or of the authority of such Representative, and, prior to the receipt of any such written notice, the Trustee shall be entitled to assume (in the absence of actual knowledge to the contrary) that no such facts exist.

SECTION 10.07.                                        Subrogation.

(a)           Subject to the payment in full in cash and/or Cash Equivalents of all Senior Debt, the Holders of the Notes shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Issuers applicable to the Senior Debt until the Notes shall be paid in full; and, for the purposes of such subrogation, no such payments or distributions to the holders of the Senior Debt by or on behalf of the Issuers or by or on behalf of the Holders by virtue of this Article 10 which otherwise would have been made to the Holders shall, as between the Issuers and the Holders of the Notes, be deemed to be a payment by the Issuers to or on account of the Senior Debt, it being understood that the provisions of this Article 10 are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of the Senior Debt, on the other hand.

(b)           If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Article 10 shall have been applied, pursuant to the provisions of this Article 10, to the payment of all amounts payable under Senior Debt, then in such case, the Holders shall be entitled to receive from the holders of such Senior Debt any payments or distributions received by such holders of Senior Debt in excess of the amount required to make payment in full, in cash or cash equivalent, of such Senior Debt of such holders.

SECTION 10.08.                                        Relative Rights.

Nothing contained in this Article 10 or elsewhere in this Indenture or in the Notes is intended to or shall impair, as between the Issuers and the Holders, the obligation of the Issuers, which is absolute and unconditional, to pay to the Holders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Issuers other than the holders of the Senior Debt, nor shall anything herein or therein prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article 10 of the holders of Senior Debt in respect of cash, property or securities of the Issuers received upon the exercise of any such remedy.  Upon any payment or distribution of assets or securities of the Issuers referred to in this Article 10, the Trustee, subject to the provisions of Sections 7.01 and 7.02, and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any liquidation, dissolution, winding-up or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee or agent or other Person making any payment or distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Debt and other Indebtedness of the Issuers, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.  Nothing in this Article 10 shall apply to the claims of, or payments to, the Trustee in its capacity as such under or pursuant to Section 7.07.  The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself or itself to be a holder of any Senior Debt (or a trustee on behalf of, or other representative of, such holder) to establish that such notice has been given by a holder of such Senior Debt or a trustee or representative on behalf of any such holder.

In the event that the Trustee determines in good faith that any evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution pursuant to this Article 10, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 10, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

SECTION 10.09.                                        Subordination May Not Be Impaired by Issuers.

(a)           No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuers or by any act or failure to act by any such holder, or by any non-compliance by the Issuers with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

(b)           Without limiting the generality of subsection (a) of this Section 10.09, the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Article 10 or the obligations hereunder of the Holders of the Notes to the holders of Senior Debt, do any one or more of the following:  (1) change the manner, place, terms or time of payment of, or renew or alter, Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (3) release any Person liable in any manner for the collection or payment of Senior Debt; and (4) exercise or refrain from exercising any rights against the Issuers and any other Person.

SECTION 10.10.                                        Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

Upon any payment or distribution of assets of an Issuer referred to in this Article 10, the Trustee and the Holders of Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of such Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.

SECTION 10.11.                                        Rights of Trustee and Paying Agent.

Notwithstanding the provisions of this Article 10 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee shall have received at its Corporate Trust Office at least two Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article 10 (although the receipt of such payment shall otherwise be subject to the applicable provisions of this Article 10).  Only the Issuers or a Representative may give the notice.  Nothing in this Article 10 shall impair the claims of, or payments to, the Trustee in its capacity as such under or pursuant to Section 7.07.  Nothing in this Section 10.11 is intended to or shall relieve any Holder of Notes from the obligations imposed under Section 10.05 with respect to other distributions received in violation of the provisions hereof.

The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.

SECTION 10.12.                                        Authorization to Effect Subordination.

Each Holder of the Notes by such Holder’s acceptance thereof authorizes and expressly directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effect the subordination provisions contained in this Article 10, and appoints the Trustee such Holder’s attorney-in-fact for such purpose, including, in the event of any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Issuers tending towards liquidation or reorganization of the business and assets of the Issuers, the immediate filing of a claim for the unpaid balance of such Holder’s Notes in the form required in said proceedings and cause said claim to be approved.  If the Trustee does not file a proper claim or proof of debt in the form required in any proceeding referred to in Section 6.09 prior to 30 days before the expiration of the time to file such claim or claims, then any of the holders of the Senior Debt or their Representative is hereby authorized to file an appropriate claim for and on behalf of the Holders of said Notes.  Nothing herein contained shall be deemed to authorize the Trustee or the holders of Senior Debt or their Representative to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the holders of Senior Debt or their Representative to vote in respect of the claim of any Holder in any such proceeding.

SECTION 10.13.                                        Amendments.

The provisions of this Article 10 shall not be amended or modified without the written consent of the Representatives under all Designated Senior Debt.

ARTICLE 11

GUARANTEES

SECTION 11.01.                                        Guarantee.

Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:  (a) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of an Issuer, any right to require a proceeding first against an Issuer, protest, notice and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture or pursuant to Section 11.06.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

SECTION 11.02.                                        Subordination of Guarantee.

The Obligations of each Guarantor under its Guarantee pursuant to this Article 11 shall be junior and subordinated to the Senior Debt of such Guarantor on the same basis as the Notes are junior and subordinated to the Senior Debt of the Issuers.  For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Guarantors (or any Persons acting on their behalf) only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Indenture, including Article 10 and the holders of Senior Debt shall have the same rights and remedies provided for in Article 10.

SECTION 11.03.                                        Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee and this Article 11 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws (including, without limitation, all Senior Debt of such Guarantor), and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other

Guarantor under this Article 11, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 11.04.                                        Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 11.01, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form included in Exhibit E shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President, any Vice President, Secretary or Treasurer.

Each Guarantor hereby agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company creates or acquires any new Subsidiaries subsequent to the date of this Indenture, if required by Section 4.17, the Company shall cause such Subsidiaries to execute supplemental indentures to this Indenture and Guarantees in accordance with Section 4.17 and this Article 11, to the extent applicable.

SECTION 11.05.                                        Guarantors May Consolidate, etc., on Certain Terms.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and Section 11.06) shall not, and the Company shall not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1)                                  the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation, partnership or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia;

(2)                                  such entity assumes by supplemental indenture all of the Obligations of the Guarantor on its Guarantee;

(3)                                  immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(4)                                  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy Section 5.01(a)(2).

Notwithstanding the foregoing, any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor need only comply with clause (4) above.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee.  All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

SECTION 11.06.                                        Releases Following Certain Events.

The Guarantee of a Guarantor will be automatically and unconditionally released, without any further action required on the part of the Trustee or any Holder:

(1)           upon the sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), or of the Capital Stock of that Guarantor, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition is permitted by this Indenture and if in connection therewith the Company provides an Officer’s Certificate to the Trustee to the effect that the Company will comply with its obligations under Section 4.10 in respect of such sale or other disposition; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Guarantor if such other Person is not an Issuer or a Guarantor, such Guarantor’s obligations under its Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(A)                              the sale or other disposition (including by way of consolidation or merger) of a Guarantor, including the sale or disposition of Capital Stock of a Guarantor following which such Guarantor is no longer a Subsidiary; or

(B)                                the sale or disposition of all or substantially all the assets of a Guarantor;

provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, each Credit Facility and any other Indebtedness of the Company or any Restricted Subsidiary of the Company.  Upon any sale or disposition described in clause (A) or (B) above, the obligor on the related Guarantee automatically will be released from its obligations thereunder;

(2)            if the Company designates any Restricted Subsidiary that is a Guarantor, other than Neff Rental, to be an Unrestricted Subsidiary in accordance with Section 4.07 and the definition of “Unrestricted Subsidiary”;

(3)            upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Notes as provided in Article 8; or

(4)            at such time as such Guarantor, other than Neff Rental, does not have any Indebtedness outstanding that would have required such Guarantor to provide a Guarantee pursuant Section 4.17.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01.                                        Trust Indenture Act Controls.

Prior to the effectiveness of a Registration Statement (as defined in the Registration Rights Agreement) or the consummation of a Registered Exchange Offer, whichever occurs first, this Indenture shall incorporate and be governed by the provisions of the TIA that are required to be part of and to govern indentures qualified under the TIA.  After the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement) or the consummation of a Registered Exchange Offer, whichever occurs first, this Indenture shall be subject to the provisions of the TIA that are required to be a part of this Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 12.02.                                        Notices.

Any notice or communication by an Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to an Issuer and/or any Guarantor:

Neff Corp.
3750 N.W. 87th Avenue
Suite 400
Miami, FL 33178
Facsimile No.:  (305) 513-4156
Attention:  Chief Financial Officer

with copies to:

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
Facsimile No.:  (212) 751-4864
Attention:  Kirk A. Davenport, Esq.

If to the Trustee:

Wells Fargo Bank, National Association
213 Court Street, Suite 703
Middletown, CT 06457
Facsimile No.:  (860) 704-6219
Attention: Joseph O’Donnell

Either Issuer, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If an Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 12.03.                                        Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.04.                                        Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:

(a)           an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.05.                                        Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, he or she has or they have made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 12.06.                                        Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.07.                                        No Personal Liability of Directors, Officers, Employees, Stockholders and Members.

No past, present or future director, officer, employee, incorporator, stockholder or member of any Issuer or any Guarantor, as such, shall have any liability for any obligations of any Issuer or any Guarantor under the Notes, any Guarantee, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.08.                                        Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 12.09.                                        No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10.                                        Successors.

All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.11.                                        Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.12.                                        Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.13.                                        Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.14.                                        Indenture Controls

If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

[Signature pages(s) follow]

Amended and Restated as of July 8, 2005

NEFF RENTAL LLC

By:
Name:
Title:

NEFF FINANCE CORP.

By:
Name:
Title:

NEFF RENTAL, INC.

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

EXHIBIT A

FORM OF NOTE(1)

(1)           Insert legends from Section 2.06(g) as appropriate.

(Form of Face of Note)

NEFF RENTAL LLC

NEFF FINANCE CORP.

13% SENIOR SUBORDINATED NOTES DUE 2013

No.	CUSIP:
$	ISIN:

Neff Rental LLC, a limited liability company organized under the laws of the State of Delaware, and Neff Finance Corp., a corporation incorporated under the laws of the State of Delaware, jointly and severally, promise to pay to                            or their registered assigns, the principal sum of                                                                     on June 15, 2013.

Interest Payment Dates: June 15 and December 15, commencing first payment on December 15, 2005.

Record Dates: June 1 and December 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

Dated:

IN WITNESS WHEREOF, EACH OF NEFF RENTAL LLC AND NEFF FINANCE CORP. has caused this Note to be signed by its duly authorized officer.

NEFF RENTAL LLC

By:
Name:
Title:

NEFF FINANCE CORP.

By:
Name:
Title:

This is one of the [Definitive] [Global]
Notes referred to in the

within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

By:
Name:
Title: Authorized Signatory

(Form of Reverse Side of Note)

NEFF RENTAL LLC

NEFF FINANCE CORP.

13% SENIOR SUBORDINATED NOTES DUE 2013

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             INTEREST.  Neff Rental LLC, a Delaware limited liability company (the “Company”), and Neff Finance Corp., a Delaware corporation (“Finance Corp.” and together with the Company, the “Issuers”), jointly and severally promise to pay interest on the principal amount of this Note at 13% per annum from June 3, 2005 until maturity.  The Issuers shall pay interest semi-annually on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be December 15, 2005.  The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.            METHOD OF PAYMENT.  The Issuers will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on June 1 or December 1 immediately preceding the applicable Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium and interest at the office or agency of the Issuers maintained for such purpose within or without the City and State of New York, or, at the option of the Issuers, payments of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.            PAYING AGENT AND REGISTRAR.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuers may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.            INDENTURE.  The Issuers issued the Notes under an Indenture dated as of June 3, 2005 and amended and restated as of July 8, 2005 (the “Indenture”) among the Issuers, the Guarantors named therein and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code

Sections 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are joint and several obligations of the Issuers.

5.            SUBORDINATION.  The Notes are subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full in cash and/or Cash Equivalents of all Senior Debt of the Issuers, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed.  Each Holder by its acceptance hereof agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture.

6.            OPTIONAL REDEMPTION.

(a)           On and after June 15, 2007, the Issuers may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof), if redeemed during the twelve-month period commencing on June 15 of the years indicated below:

Year	Percentage of Principal Amount
2007	103.00%
2008	102.00%
2009	101.00%
2010 and thereafter	100.00%

In addition, the Issuers must pay all accrued and unpaid interest on the Notes redeemed.

(b)          Prior to June 15, 2007, the Issuers may on any one or more occasions redeem up to 35% of the principal amount of Notes issued under the Indenture at a redemption price of 113.00% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and provided further that the Issuers make such redemption not more than 90 days after the consummation of such Equity Offering.

(c)           In addition,  prior to June 15, 2007, the Issuers shall be entitled at their option to redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest thereon to, the redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date.

7.            MANDATORY REDEMPTION.  The Issuers shall not be required to make mandatory redemption payments with respect to the Notes.

8.            REPURCHASE AT OPTION OF HOLDER.

(a)           If a Change of Control occurs, each Holder will have the right to require that the Issuers purchase all or a portion of such Holder’s Notes pursuant to the offer described in the Indenture (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.  Within 30 days following the date upon which the Change of Control occurred (or at the Issuers’ option, prior to the occurrence of such Change of Control), the Issuers must send, by first-class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer.  Such notice shall state:

(i)       that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(ii)      the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(iii)     the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(iv)     the instructions, as determined by the Issuers, consistent with this Section, that a Holder must follow in order to have its Notes purchased;

provided that any change of Control Offer made prior to any date of such Change of Control shall be made only in the reasonable anticipation of such Change of Control; and provided further, that the Issuers shall not be required to purchase any Notes tendered pursuant to such Change of Control Offer if such Change of Control does not occur.

(b)          If the Company or a Restricted Subsidiary consummates any Asset Sale, under certain circumstances the Issuers are required to commence an offer to all Holders of Notes (as “Net Proceeds Offer”) pursuant to Section 3.09 of the Indenture.  The offer price for the Notes (the “Net Proceeds Offer Amount”) will be at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.  To the extent that the aggregate amount of Notes (and pari passu Indebtedness) tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company (or such Subsidiary) may use such remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture.  If the aggregate principal amount of Notes surrendered by Holders thereof (together with the aggregate amount of pari passu Indebtedness tendered) exceeds the amount of Net Proceeds Offer Amount, the Notes and such pari passu Indebtedness shall be purchased on a pro rata basis.  Holders of Notes that are the subject of an offer to purchase will receive a Net Proceeds Offer from the Issuers prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

9.            NOTICE OF REDEMPTION.  Notice of redemption will be mailed, by first-class mail, at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption, unless the Issuers fail to make such payment.

10.          DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

11.          PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

12.          AMENDMENT, SUPPLEMENT AND WAIVER.  Subject to certain exceptions set forth in the Indenture, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, if any, voting as a single class.  Without the consent of any Holder of a Note, the Indenture, the Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption by a successor corporation of the Issuers’ or Guarantor’s obligations to Holders of the Notes in the case of a merger or consolidation, to add Guarantees with respect to the Notes, or to secure the Notes, to add to the covenants of the Issuers or any Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuers or any Guarantor, to make any change that does not adversely affect the rights of any Holder of the Notes, to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA or to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

13.          DEFAULTS AND REMEDIES.  Events of Default include (in summary form):  (i) the failure to pay interest on any Notes when the same becomes due and payable if the default continues for a period of 30 days, whether or not such payment shall be prohibited by Article 10 of the Indenture; (ii) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase), whether or not such payment shall be prohibited by Article 10 of the Indenture; (iii) the failure by the Issuers to comply with their obligations under Section 5.01 of the Indenture; (iv) a default in the observance or performance of any other covenant or agreement contained in the Indenture if the default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied)

from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes; (v) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company (other than a Securitization Entity) or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $25.0 million or more at any time; (vi) one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against any Issuer, any Guarantor or any Significant Subsidiary of the Company and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; (vii) certain events of bankruptcy affecting any Issuer or any Significant Subsidiary of the Company and (viii) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy with respect to any Issuer or Neff Rental, all outstanding Notes will become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium or additional interest, if any, or interest on the Notes.  The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

14.          TRUSTEE DEALINGS WITH COMPANY.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

15.          NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator, stockholder or member of any Issuer or any of the Guarantors, as such, shall have any liability for any obligations of such Issuer or such Guarantor under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

16.          AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.          ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.          ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of June 3, 2005, among the Issuers and the parties named on the signature pages thereof.

19.          CUSIP NUMBERS.  The Issuers may cause CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.          DOCUMENT REQUESTS.  The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.  Requests may be made to:

Neff Rental LLC
Neff Finance Corp.
3750 N.W. 87th Avenue
Suite 400
Miami, FL 33178

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                   to transfer this Note on the books of the Issuers.  The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the
face of this Note)

Tax Identification No:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

☐  Section 4.10         ☐  Section 4.15

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased: $

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Neff Rental LLC
Neff Finance Corp.
3750 N.W. 87th Avenue
Suite 400
Miami, Florida 33178

Wells Fargo Bank, National Association
213 Court St.
Suite 703
Middletown, CT 06457

Re:   13% Senior Subordinated Notes due 2013

Reference is hereby made to the Indenture, dated as of June 3, 2005 and amended and restated as of July 8, 2005,  (the “Indenture”), among Neff Rental LLC and Neff Finance Corp., as co-issuers (the “Issuers”), the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                               , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                             in such Note[s] or interests (the “Transfer”), to                                                    (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.             ☐  CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A RESTRICTED DEFINITIVE NOTE PURSUANT TO RULE 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.             ☐  CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A RESTRICTED DEFINITIVE NOTE PURSUANT TO REGULATION S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.             ☐  CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE IAI GLOBAL NOTE OR A RESTRICTED DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)           ☐  such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)           ☐  such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)           ☐  such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d)           ☐  such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.             ☐  CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)           ☐  CHECK IF TRANSFER IS PURSUANT TO RULE 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)           ☐  CHECK IF TRANSFER IS PURSUANT TO REGULATION S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)           ☐  CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.             The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.             After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Neff Rental LLC
Neff Finance Corp.
3750 N.W. 87th Avenue
Suite 400
Miami, Florida 33178

Wells Fargo Bank, National Association
213 Court St.
Suite 703
Middletown, CT 06457

Re:  13% SENIOR SUBORDINATED NOTES DUE 2013

(CUSIP              )

Reference is hereby made to the Indenture, dated as of June 3, 2005 and amended and restated as of July 8, 2005, (the “Indenture”), among Neff Rental LLC and Neff Finance Corp., as co-issuers (the “Issuers”), the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                                     , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                  in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.             EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE.

(a)           ☐  CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)           ☐  CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the

Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)           ☐  CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)           ☐  CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.             EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES.

(a)           ☐  CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)           ☐  CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Neff Rental LLC
Neff Finance Corp.
3750 N.W. 87th Avenue
Suite 400
Miami, Florida 33178

Wells Fargo Bank, National Association
213 Court St.
Suite 703
Middletown, CT 06457

Re:  13% SENIOR SUBORDINATED NOTES DUE 2013

Reference is hereby made to the Indenture, dated as of June 3, 2005 and amended and restated as of July 8, 2005, (the “Indenture”), among Neff Rental LLC and Neff Finance Corp., as co-issuers (the “Issuers”), the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                     aggregate principal amount of:

(a)           ☐  a beneficial interest in a Global Note, or

(b)           ☐  a Definitive Note,

we confirm that:

1.             We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.             We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuers a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under

D-1

the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.             We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuers such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.             We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.             We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

FORM OF GUARANTEE NOTATION

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of June 3, 2005 and amended and restated as of July 8, 2005,  (the “Indenture”) among Neff Rental LLC and Neff Finance Corp., the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.  Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose.  The Guarantee is subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full in cash and/or Cash Equivalents of all Senior Debt of the Guarantor, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed.

[ ]

By:
Name:
Title:

E-1

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                         , 200    , among                                         (the “Guaranteeing Subsidiary”), a subsidiary of Neff Rental LLC (or its permitted successor), a Delaware limited liability (the “Company”), Neff Finance Corp., a Delaware corporation (“Finance Corp.” and together with the Company, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 3, 2005 and amended and restated as of July 8, 2005, providing for the issuance of 13% Senior Subordinated Notes due 2013 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Guarantee.  The Guaranteeing Subsidiary hereby provides its unconditional guarantee in respect of the Notes on the terms and subject to the conditions set forth in the Subsidiary Guarantee and in the Indenture including but not limited to Article 11 thereof, and agrees that it shall be subject to, and bound by, all of the terms of the Indenture applicable to the Guarantors.

3.             No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuers or any Guaranteeing Subsidiary under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

4.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF

LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.             The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                       , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

NEFF RENTAL LLC

By:
Name:
Title:

NEFF FINANCE CORP.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory